                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

                          ---------------------------


                        Date of Report (Date of earliest
                       event reported): December 31, 1997

                          THE ST. PAUL COMPANIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



      Minnesota                     0-3021                      41-0518860
-----------------------       ---------------------       ---------------------
(State of Incorporation)     (Commission File Number)        (I.R.S. Employer
                                                            Identification No.)

    385 Washington St., St. Paul, MN                         55102
   ---------------------------------                         ------
(Address of principal executive offices)                   (Zip Code)

                                  (651) 310-7911
                         ----------------------------------
                           (Registrant's telephone number,
                                 including area code)


                                        N/A
           -------------------------------------------------------------
           (Former name or former address, if changed since last report)

Item 5.     Other Events.
            ------------------------------------------

Filed herewith are supplemental financial statements and related exhibits for The St. Paul Companies, Inc. (The St. Paul) as of December 31, 1997 and 1996, and for each of the years ended December 31, 1997, 1996 and 1995, which reflect the audited combined results of The St. Paul and USF&G Corporation (USF&G). The St. Paul merged with USF&G in a pooling-of-interests transaction consummated on April 24, 1998. The combined company operates under The St. Paul name and is headquartered in Saint Paul, Minn.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       By  /s/ Bruce A. Backberg
                                          -----------------------------
                                               Bruce A. Backberg
                                               Senior Vice President
                                                and Chief Legal Counsel

Date: October 6, 1998

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE ST. PAUL COMPANIES, INC.:

We have audited the accompanying supplemental consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated financial statements of USF&G Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 43 percent and 41 percent as of December 31, 1997 and 1996 and total revenues constituting 35 percent, 38 percent and 41 percent for the years ended December 31, 1997, 1996 and 1995, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for USF&G Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of The St. Paul Companies, Inc. and USF&G Corporation on April 24, 1998, which has been accounted for as a pooling of interests as described in Notes 1 and 13 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of The St. Paul Companies, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/ KPMG PEAT MARWICK LLP
-------------------------
KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
June 30, 1998

REPORT OF INDEPENDENT AUDITORS

Board of Directors
USF&G Corporation

We have audited the consolidated statement of financial position of USF&G Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1997 included in USF&G Corporation's Current Report (Form 8-K) dated February 26, 1998, filed with the Securities and Exchange Commission. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. These financial statements are not included herein.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USF&G Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
---------------------
ERNST & YOUNG LLP

Baltimore, Maryland
February 20, 1998

THE ST. PAUL COMPANIES


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME                                                     Year ended December 31
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1997            1996             1995
REVENUES
Premiums earned                                                            $7,298,100      $7,178,682       $6,637,136
Net investment income                                                       1,577,805       1,512,575        1,474,068
Realized investment gains                                                     423,048         261,989           91,807
Asset management-investment banking                                           261,715         219,922          221,007
Other                                                                          62,511          58,369           90,942
----------------------------------------------------------------------------------------------------------------------
      Total revenues                                                        9,623,179       9,231,537        8,514,960
----------------------------------------------------------------------------------------------------------------------
EXPENSES
Insurance losses and loss adjustment expenses                               5,093,521       5,153,565        4,634,188
Life policy benefits                                                          276,848         312,737          376,475
Policy acquisition expenses                                                 1,709,039       1,682,788        1,570,526
Operating and administrative                                                1,208,063       1,091,349        1,037,029
----------------------------------------------------------------------------------------------------------------------
      Total expenses                                                        8,287,471       8,240,439        7,618,218
----------------------------------------------------------------------------------------------------------------------
      Income from continuing operations before income taxes                 1,335,708         991,098          896,742
Income tax expense                                                            338,666         150,637          128,711
----------------------------------------------------------------------------------------------------------------------
      INCOME FROM CONTINUING OPERATIONS                                       997,042         840,461          768,031
Discontinued operations:
   Operating loss, net of taxes                                                     -         (19,216)         (16,639)
   Loss on disposal, net of taxes                                             (67,750)        (88,543)               -
----------------------------------------------------------------------------------------------------------------------
      Loss from discontinued operations                                       (67,750)       (107,759)         (16,639)
----------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                             $929,292        $732,702         $751,392
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations                                              $ 4.27        $  3.47           $  3.15
Loss from discontinued operations                                               (0.30)         (0.46)            (0.07)
----------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                               $ 3.97        $  3.01           $  3.08
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations                                              $ 3.96        $  3.26           $  2.96
Loss from discontinued operations                                               (0.27)         (0.42)            (0.07)
----------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                               $ 3.69        $  2.84           $  2.89
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

                                                          See notes to supplemental consolidated financial statements.


THE ST. PAUL COMPANIES


SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS                                                                          December 31
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                   1997             1996
ASSETS
Investments:
   Fixed maturities                                                                       $20,945,219      $20,107,863
   Equities                                                                                 1,052,370          823,628
   Real estate                                                                                985,317        1,247,673
   Mortgage loans                                                                             640,734          406,377
   Venture capital                                                                            461,892          586,222
   Other investments                                                                          923,933          445,442
   Short-term investments                                                                     970,568          824,733
----------------------------------------------------------------------------------------------------------------------
      Total investments                                                                    25,980,033       24,441,938
Cash                                                                                          113,175          109,855
Investment banking inventory securities                                                       130,203          143,594
Reinsurance recoverables:
   Unpaid losses                                                                            3,839,051        3,649,448
   Paid losses                                                                                128,422          164,618
Ceded unearned premiums                                                                       376,343          363,800
Receivables:
   Underwriting premiums                                                                    2,213,926        2,198,015
   Interest and dividends                                                                     355,970          354,036
   Other                                                                                      104,727           89,158
Deferred policy acquisition expenses                                                          872,460          857,560
Deferred income taxes                                                                       1,213,790        1,411,663
Office properties and equipment                                                               602,381          529,451
Goodwill                                                                                      618,528          185,250
Other assets                                                                                  809,819          647,850
----------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                     $37,358,828      $35,146,236
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

LIABILITIES
Insurance reserves:
   Losses and loss adjustment expenses                                                    $18,153,080      $17,888,536
   Future policy benefits                                                                   3,816,050        3,552,089
   Unearned premiums                                                                        3,528,234        3,679,752
----------------------------------------------------------------------------------------------------------------------
      Total insurance reserves                                                             25,497,364       25,120,377
Debt                                                                                        1,304,008        1,170,676
Payables:
   Reinsurance premiums                                                                       258,495          311,552
   Income taxes                                                                               303,549          167,746
   Accrued expenses and other                                                               1,327,549        1,033,485
Other liabilities                                                                           1,556,995        1,187,944
----------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                 30,247,960       28,991,780
----------------------------------------------------------------------------------------------------------------------
Company-obligated mandatorily redeemable preferred securities
   of subsidiaries                                                                            502,700          307,000
----------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred:
   PSOP convertible preferred stock                                                           137,892          142,131
   Guaranteed obligation-PSOP                                                                (121,167)        (126,068)
----------------------------------------------------------------------------------------------------------------------
      Total PSOP convertible preferred stock                                                   16,725           16,063
   Convertible preferred stock                                                                      -          199,996
----------------------------------------------------------------------------------------------------------------------
         TOTAL PREFERRED SHAREHOLDERS' EQUITY                                                  16,725          216,059
----------------------------------------------------------------------------------------------------------------------
Common:
   Common stock                                                                             2,057,108        1,895,608
   Retained earnings                                                                        3,720,140        3,097,261
   Guaranteed obligation - ESOP                                                                (8,453)         (20,353)
   Accumulated other comprehensive income:
      Unrealized appreciation                                                                 845,811          679,381
      Unrealized loss on foreign currency translation                                         (23,163)         (20,500)
----------------------------------------------------------------------------------------------------------------------
         Total accumulated other comprehensive income                                         822,648          658,881
----------------------------------------------------------------------------------------------------------------------
         TOTAL COMMON SHAREHOLDERS' EQUITY                                                  6,591,443        5,631,397
----------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                         6,608,168        5,847,456
----------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES, REDEEMABLE PREFERRED SECURITIES
              AND SHAREHOLDERS' EQUITY                                                    $37,358,828      $35,146,236
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

                                                          See notes to supplemental consolidated financial statements.


THE ST. PAUL COMPANIES


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                                      Year ended December 31
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1997            1996             1995
PREFERRED SHAREHOLDERS' EQUITY PSOP convertible preferred stock:
   Beginning of year                                                         $142,131        $144,165         $146,102
   Redemptions during the year                                                 (4,239)         (2,034)          (1,937)
----------------------------------------------------------------------------------------------------------------------
      End of year                                                             137,892         142,131          144,165
----------------------------------------------------------------------------------------------------------------------
Guaranteed obligation - PSOP:
   Beginning of year                                                         (126,068)       (133,293)        (141,567)
   Principal payments                                                           4,901           7,225            8,274
----------------------------------------------------------------------------------------------------------------------
      End of year                                                            (121,167)       (126,068)        (133,293)
----------------------------------------------------------------------------------------------------------------------
Convertible preferred stock:
   Beginning of year                                                          199,996         213,873          331,395
   Conversions during the year                                                   (511)        (12,677)        (116,794)
   Redemptions during the year                                               (199,485)         (1,200)            (728)
----------------------------------------------------------------------------------------------------------------------
      End of year                                                                   -         199,996          213,873
----------------------------------------------------------------------------------------------------------------------
      TOTAL PREFERRED SHAREHOLDERS' EQUITY                                     16,725         216,059          224,745
----------------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' EQUITY
Common stock:
   Beginning of year                                                        1,895,608       1,869,241        1,811,268
   Stock issued under stock incentive plans                                    32,421          32,956           18,522
   Stock issued for preferred shares redeemed                                   8,708           8,338           35,947
   Stock issued for acquisition                                               113,264           1,664                -
   Reacquired common shares                                                   (13,892)        (28,808)          (4,245)
   Other                                                                       20,999          12,217            7,749
----------------------------------------------------------------------------------------------------------------------
      End of year                                                           2,057,108       1,895,608        1,869,241
----------------------------------------------------------------------------------------------------------------------
Retained earnings:
   Beginning of year                                                        3,097,261       2,747,556        2,148,080
   Net income                                                                 929,292         732,702          751,392
   Dividends declared on common stock                                        (186,036)       (169,360)        (156,177)
   Dividends declared on preferred stock, net of taxes                        (10,304)        (28,893)         (36,559)
   Reacquired common shares                                                  (114,232)       (196,238)         (37,468)
   Tax benefit on employee stock options and awards                             8,211           5,623              459
   Premium on preferred shared converted or redeemed                           (4,052)          5,871           77,829
----------------------------------------------------------------------------------------------------------------------
         End of year                                                        3,720,140       3,097,261        2,747,556
----------------------------------------------------------------------------------------------------------------------
Guaranteed obligation - ESOP:
   Beginning of year                                                          (20,353)        (32,294)         (44,410)
   Principal payments                                                          11,900          11,941           12,116
----------------------------------------------------------------------------------------------------------------------
      End of year                                                              (8,453)        (20,353)         (32,294)
----------------------------------------------------------------------------------------------------------------------
Unrealized appreciation (depreciation), net of taxes:
   Beginning of year                                                          679,381         899,119         (132,496)
   Change for the year                                                        166,430        (219,738)       1,031,615
----------------------------------------------------------------------------------------------------------------------
      End of year                                                             845,811         679,381          899,119
----------------------------------------------------------------------------------------------------------------------
Unrealized loss on foreign currency translation, net of taxes:
   Beginning of year                                                          (20,500)        (40,967)         (44,812)
   Currency translation adjustments                                            (2,663)         (5,127)           3,845
   Realized loss relating to discontinued operations                                -          25,594                -
----------------------------------------------------------------------------------------------------------------------
      End of year                                                             (23,163)        (20,500)         (40,967)
----------------------------------------------------------------------------------------------------------------------
Minimum pension liability:
   Beginning of year                                                                -        (100,312)         (63,000)
   Change for the year                                                              -         100,312          (37,312)
----------------------------------------------------------------------------------------------------------------------
      End of year                                                                   -               -         (100,312)
----------------------------------------------------------------------------------------------------------------------
      TOTAL COMMON SHAREHOLDERS' EQUITY                                     6,591,443       5,631,397        5,342,343
----------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                           $6,608,168      $5,847,456       $5,567,088
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          See notes to supplemental consolidated financial statements.


THE ST. PAUL COMPANIES


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME                                        Year ended December 31
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1997            1996             1995
Net income                                                                   $929,292        $732,702         $751,392
Other comprehensive income, net of taxes:
   Change in unrealized appreciation                                          166,430        (219,738)       1,031,615
   Change in unrealized loss on foreign currency translation                   (2,663)         20,467            3,845
   Adjustment for minimum pension liability                                         -         100,312          (37,312)
----------------------------------------------------------------------------------------------------------------------
         Other comprehensive income (loss)                                    163,767         (98,959)         998,148
----------------------------------------------------------------------------------------------------------------------
         COMPREHENSIVE INCOME                                              $1,093,059        $633,743       $1,749,540
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          See notes to supplemental consolidated financial statements.


THE ST. PAUL COMPANIES


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS                                                   Year ended December 31
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                     1997            1996           1995
OPERATING ACTIVITIES
   Net income                                                                  $929,292        $732,702      $751,392
   Adjustments:
      Change in property-liability insurance reserves                           (95,945)        162,242     1,709,148
      Change in reinsurance balances                                             15,372         208,510      (661,733)
      Change in premiums receivable                                               8,829        (105,395)     (244,053)
      Change in asset management-investment banking balances                    153,887          81,996       (32,357)
      Provision for loss on discontinued operations                              67,750          88,543             -
      Depreciation and amortization                                             107,981          98,014        83,473
      Realized investment gains                                                (423,048)       (261,989)      (91,807)
      Other                                                                      83,387         295,033      (208,469)
----------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                              847,505       1,299,656     1,305,594
----------------------------------------------------------------------------------------------------------------------
           Cash outflow resulting from sale of discontinued operations          (54,018)              -             -
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchases of investments                                                     (5,447,411)     (4,567,552)   (4,280,987)
Proceeds from sales and maturities of investments                             5,228,222       4,188,916     3,388,889
Change in short-term investments                                               (207,245)       (107,087)      142,087
Change in open security transactions                                             28,418         (34,425)       (3,312)
Net purchases of office properties and equipment                               (139,942)        (83,564)      (66,763)
Acquisitions                                                                   (235,876)       (241,721)            -
Other                                                                             2,903          32,504       (56,809)
----------------------------------------------------------------------------------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                                 (770,931)       (812,929)     (876,895)
----------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net deposits (withdrawals) for universal life and
    investment contracts                                                        250,669         (97,184)     (349,273)
Dividends paid on common and preferred stock                                   (198,489)       (199,879)     (197,942)
Net short-term borrowings                                                         2,061         (73,959)     (227,000)
Proceeds from issuance of debt                                                  195,548          46,220       421,485
Repayment of debt                                                              (161,021)        (68,573)     (167,640)
Redemption of preferred shares                                                 (199,485)         (1,200)         (728)
Repurchase of common shares                                                    (128,224)       (225,046)      (41,713)
Proceeds from issuance of company-obligated mandatorily
    redeemable preferred securities of subsidiaries                             195,700         100,000       207,000
Other                                                                            24,005          (1,509)      (18,264)
----------------------------------------------------------------------------------------------------------------------
         NET CASH USED IN FINANCING ACTIVITIES                                  (19,236)       (521,130)     (374,075)
----------------------------------------------------------------------------------------------------------------------
         INCREASE (DECREASE) IN CASH                                              3,320         (34,403)       54,624
----------------------------------------------------------------------------------------------------------------------
Cash at beginning of year                                                       109,855         144,258        89,634
----------------------------------------------------------------------------------------------------------------------
         CASH AT END OF YEAR                                                   $113,175        $109,855      $144,258
----------------------------------------------------------------------------------------------------------------------
                                                          See notes to supplemental consolidated financial statements.


NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

ON APRIL 24, 1998, THE ST. PAUL COMPANIES, INC. (THE ST. PAUL) COMPLETED ITS MERGER WITH USF&G CORPORATION (USF&G) IN A TAX-FREE EXCHANGE OF STOCK ACCOUNTED FOR AS A POOLING OF INTERESTS. THE COMBINED ORGANIZATION OPERATES UNDER THE ST. PAUL NAME AND IS HEADQUARTERED OUT OF ST. PAUL, MINN. THE FOLLOWING DISCUSSION IS BASED ON THE COMBINED RESULTS OF THE ST. PAUL AND USF&G FOR ALL PERIODS PRESENTED UNLESS OTHERWISE STATED. (SEE NOTE 13 "MERGER WITH USF&G CORPORATION")

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES - We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). We follow the accounting standards established by the Financial Accounting Standards Board
(FASB) and the American Institute of Certified Public Accountants.

CONSOLIDATION - We combine our financial statements with those of our subsidiaries and present them on a consolidated basis. The consolidated financial statements do not include the results of material transactions between us and our subsidiaries or among our subsidiaries. Our foreign underwriting operations' results are recorded on a one-month to one-quarter lag.

DISCONTINUED OPERATIONS - In 1997, we sold our insurance brokerage operation, Minet. As a result, the financial statements for all years presented reflect insurance brokerage results as discontinued operations.

RECLASSIFICATIONS - We reclassified some figures in our 1996 and 1995 financial statements and notes to conform with the 1997 presentation. These reclassifications had no effect on net income, or common or preferred shareholders' equity, as previously reported for those years.

USE OF ESTIMATES - We make estimates and assumptions that have an effect on the amounts that we report in our financial statements. Our most significant estimates are those relating to our reserves for property-liability losses and loss adjustment expenses and life policy benefits. We continually review our estimates and make adjustments as necessary, but actual results could turn out significantly different than what we envisioned when we made these estimates.

STOCK SPLIT - In May 1998, we declared a 2-for-1 stock split. All references in these supplemental financial statements and related notes to per-share amounts and to the number of shares of common stock reflect the effect of this stock split on all periods presented unless otherwise noted.

ACCOUNTING FOR OUR PROPERTY-LIABILITY UNDERWRITING OPERATIONS

PREMIUMS EARNED - Premiums on insurance policies are our largest source of revenue. We reflect the premiums as revenues evenly over the policy terms. We record the premiums that we have not yet recognized as revenues as unearned premiums on our supplemental balance sheet.

INSURANCE LOSSES AND LOSS ADJUSTMENT EXPENSES - Losses represent the amounts we paid or expect to pay to claimants for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses. We record these items on our supplemental statement of income net of reinsurance, meaning that we reduce our gross losses and loss adjustment expenses incurred by the amounts we have recovered or will recover under reinsurance contracts.

   We establish reserves for the estimated total unpaid cost of losses and loss adjustment expenses, which cover events that occurred in 1997 and prior years. These reserves reflect our estimates of the total cost of claims that were reported to us, but not yet paid, and the cost of claims incurred but not yet reported to us (IBNR). Our estimates consider such variables as past loss experience, current claim trends and the prevailing social, economic and legal environments. We reduce our loss reserves for estimated amounts of salvage and subrogation. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are reflected as assets.

   We believe that the reserves we have established are adequate to cover the ultimate costs of losses and loss adjustment expenses. Final claim payments, however, may differ from the established reserves, particularly when these payments may not occur for several years. Any adjustments we make to reserves are reflected in the results for the year during which the adjustments are made.

   Certain liabilities for unpaid losses and loss expenses related to tabular workers' compensation and assumed reinsurance coverage are discounted to the present value of estimated future payments. The total discount reflected on our supplemental balance sheet was $200.4 million and $160.1 million at Dec. 31, 1997 and 1996, respectively, discounted using rates of up to 3.5% for workers' compensation and rates up to 8.0% for certain assumed reinsurance coverage.

POLICY ACQUISITION EXPENSES - The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, state premium taxes and other direct underwriting expenses. Although these expenses arise when we issue a policy, we defer and amortize them over the same period as the corresponding premiums are recorded as revenues.

   If deferred policy acquisition expenses were to exceed the sum of unearned premiums and related anticipated investment income less expected losses and loss adjustment expenses, we would immediately expense the excess costs.

ACCOUNTING FOR OUR LIFE OPERATIONS

PREMIUMS - Premiums on life insurance policies with fixed and guaranteed premiums and benefits, and premiums on annuities with significant life contingencies are recognized when due. Premiums received on universal life policies and annuity contracts are not recorded as revenues; instead, they are recognized as deposits on our balance sheet. Policy charges and surrender penalties are recorded as revenues.

POLICY BENEFITS - Ordinary life insurance reserves are computed under the net level premium method, which makes no allowance for higher first-year expenses. A uniform portion of each year's premium is used for calculating the reserve. The reserves also reflect assumptions we make for future investment yields, mortality and withdrawal rates. These assumptions reflect our experience, modified to reflect anticipated trends, and provide for possible adverse development. Reserve interest rate assumptions are graded and range from 2.5% to 6.0%.

   Universal life and deferred annuity reserves are computed on the retrospective deposit method, which produces reserves equal to the cash value of the contracts. Such reserves are not reduced for charges that would be deducted from the cash value of policies surrendered. Reserves on immediate annuities with guaranteed payments are computed on the prospective deposit method, which produces reserves equal to the present value of future benefit payments.

POLICY ACQUISITION EXPENSES - We consider anticipated policy benefits, remaining costs of servicing the policies and anticipated investment income in determining the recoverability of deferred acquisition costs for interest-sensitive life and annuity products. Life insurance acquisition costs are amortized based on assumptions consistent with those used for computing policy benefit reserves. Deferred policy acquisition costs (DPAC) on ordinary life business are amortized over their assumed premium paying periods. Universal life and investment annuity acquisition costs are amortized in proportion to the present value of their estimated gross profits over the products' assumed durations, which we regularly evaluate and adjust as appropriate.

ACCOUNTING FOR OUR ASSET MANAGEMENT-INVESTMENT BANKING OPERATIONS

The John Nuveen Company comprises our asset management-investment banking segment. We held a 77% and 78% interest in Nuveen on Dec. 31, 1997 and 1996, respectively. Nuveen sponsors and markets tax-free open-end and closed-end (exchange-traded) managed funds and provides investment advice to and manages the business affairs of the Nuveen family of managed funds. They also underwrite and trade municipal bonds and tax-free unit investment trusts
(UITs). They hold in inventory municipal bonds and UITs that will be sold to individuals or security dealers. Those inventory securities are carried at market value.

   Nuveen's revenues include investment advisory fees, revenues from the distribution of UITs and managed fund investment products, gains and losses from the sale of inventory securities, and unrealized gains and losses on inventory securities held.

   We consolidate 100% of Nuveen's assets, liabilities, revenues and expenses, with reductions on the supplemental balance sheet and supplemental statement of income for the minority shareholders' proportionate interest in Nuveen's equity and earnings. Minority interest of $63.1 million and $59.9 million was recorded in other liabilities at the end of 1997 and 1996, respectively.

   Nuveen repurchased and retired 1.8 million and 3.8 million of its common shares in 1997 and 1996, respectively, for a total cost of $55 million in 1997 and $101 million in 1996. Our proceeds from the Nuveen repurchases totaled $41 million and $74 million in 1997 and 1996, respectively.

ACCOUNTING FOR OUR INVESTMENTS

FIXED MATURITIES - Our entire fixed maturity investment portfolio is classified as available-for-sale. Accordingly, we carry that portfolio on our balance sheet at estimated market value.

EQUITIES - Our equity securities are also classified as available-for-sale and carried at estimated market value. Investments for which we have significant influence over the investees' operating and financial policies are accounted for using the equity method and included in other investments.

SECURITIES LENDING - We participate in a securities lending program whereby certain securities from our portfolio are loaned to other institutions for short periods of time. We receive a fee from the borrower in return. Our policy is to require collateral equal to 102 percent of the market value of the loaned securities. We maintain full ownership rights to the securities loaned. In addition, we have the ability to sell the securities while they are on loan. We have an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. As of Dec. 31, 1997 and 1996, other investments and other liabilities include $515 million and $128 million, respectively, related to securities lending collateral.

REAL ESTATE AND MORTGAGE LOANS - Our real estate investments include apartments and office buildings and other commercial land and properties that we own directly or in which we have a partial interest through joint ventures with other investors. Our mortgage loan investments consist of fixed-rate loans collateralized by apartment and office properties.

   For direct real estate investments, we carry land at cost and buildings at cost less accumulated depreciation and valuation adjustments. We depreciate real estate assets on a straight-line basis over 40 years. Tenant improvements are amortized over the term of the corresponding lease. The accumulated depreciation of our real estate investments was $93.0 million and $81.8 million at Dec. 31, 1997 and 1996, respectively. We carry our mortgage loans at unpaid principal balances less any valuation adjustments. Valuation allowances are recognized for loans with deterioration in collateral performance that are deemed other than temporary.

   We use the equity method of accounting for our direct real estate joint ventures, which means we carry these investments at cost, adjusted for our share of earnings or losses, and reduced by cash distributions from the joint ventures and valuation adjustments.

VENTURE CAPITAL - We invest in securities of small- to medium-sized companies. These investments are in the form of limited partnerships or direct ownership. The limited partnerships are carried at our equity in the estimated market value of the investments held by these limited partnerships. The securities we own directly are carried at estimated market value.

REALIZED INVESTMENT GAINS AND LOSSES - We record the cost of each individual investment so that when we sell any of them, we are able to identify and record the gain or loss on that transaction on our supplemental statement of income.

   We continually monitor the difference between the cost and estimated market value of our investments. If any of our investments experience a decline in value that is other than temporary, we establish a valuation allowance for the decline and record a realized loss on the supplemental statement of income.

UNREALIZED APPRECIATION AND DEPRECIATION - For investments we carry at estimated market value, we record the difference between cost and market, net of deferred taxes, as a part of common shareholders' equity. This difference is referred to as unrealized appreciation or depreciation. Unrealized gains or losses on fixed maturities are offset by an adjustment to life insurance deferred policy acquisition costs, which is made on a pro forma basis as if the unrealized gains or losses on those assets that match certain life insurance liabilities were realized. The change in unrealized appreciation or depreciation during the year is a component of comprehensive income.

GOODWILL

Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets, reduced by amortization and any subsequent valuation adjustments. We amortize goodwill over periods of up to 40 years. The accumulated amortization of goodwill was $153.0 million and $113.3 million at Dec. 31, 1997 and 1996, respectively.

   We monitor the value of our goodwill based on our estimates of discounted future earnings. If we determine that our goodwill has been impaired, we reduce its carrying value with a corresponding charge to expenses.

OFFICE PROPERTIES AND EQUIPMENT

We carry office properties and equipment at depreciated cost. We depreciate these assets on a straight-line basis over the estimated useful lives of the assets. The accumulated depreciation for office properties and equipment was $363.8 million and $300.8 million at the end of 1997 and 1996, respectively.

FOREIGN CURRENCY TRANSLATION

We assign functional currencies to our foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are converted to the functional currency, and the resulting foreign exchange gains or losses are reflected in the supplemental statement of income. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation is recorded as a part of common shareholders' equity. The change in unrealized foreign currency translation gain or loss during the year is a component of comprehensive income. Both the conversion and translation are calculated using current exchange rates for the supplemental balance sheets and average exchange rates for the supplemental statements of income.

   In highly inflationary economies (e.g., Mexico), the functional currency is the U.S. dollar. Monetary assets and liabilities are remeasured into U.S. dollars using exchange rates in effect at the balance sheet date, whereas nonmonetary balances are remeasured using historical exchange rates. Revenue and expense accounts are remeasured using the average exchange rates prevailing during the year for monetary transactions and historical exchange rates for nonmonetary transactions. Realized gains or losses resulting from remeasurement are included in the supplemental statement of income.

FACILITIES EXIT COSTS/SUBLEASE INCOME

We committed to a plan to consolidate our field office operations in Baltimore, Maryland at our Mount Washington facility during 1994. Facilities exit costs were recorded representing the present value of the rent and other operating expenses to be incurred under the lease on our principal field office building through the expiration of the lease in 2009. Potential future sublease income was not considered, as such income was neither probable nor reasonably estimable at the time. As additional or extended subleases are subsequently negotiated, the present value of income to be received over the term of those subleases is recognized.

SUPPLEMENTAL CASH FLOW INFORMATION

INTEREST AND INCOME TAXES PAID - We paid interest of $81.1 million in 1997, $85.5 million in 1996 and $82.0 million in 1995. We paid federal income taxes of $99.3 million in 1997, $96.3 million in 1996 and $189.8 million in 1995. Federal tax payments in 1995 included $45 million in taxes and interest for a partial settlement with the IRS regarding certain issues raised in its audit of The St. Paul Companies, Inc. premerger consolidated tax returns for the years 1991 through 1994.

NONCASH FINANCING ACTIVITIES - The John Nuveen Company issued $45 million of preferred stock in 1997 to fund a portion of its purchase of Flagship Resources, Inc. In December 1997, we issued $112 million of common stock in consideration for our acquisition of TITAN Holdings, Inc. Cash provided from operating activities in 1997 does not include a $104 million portion of a coinsurance contract purchased to cede certain structured settlement annuity obligations (see Note 15 "Reinsurance"). During 1996, we entered into a coinsurance contract with an unaffiliated life insurance company to cede a portion of our block of single premium deferred annuities (the "broker SPDA block"). As part of the noncash transaction, we transferred $932 million of investments and other assets to the coinsurer, and recorded a reinsurance receivable of $964 million. Surrender activity reduced the broker SPDA block and related reinsurance receivable balances to $772 million by Dec. 31, 1996.

NOTE 2    EARNINGS PER COMMON SHARE

In 1997, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. This statement replaced the calculation of PRIMARY and FULLY DILUTED earnings per share (EPS) with BASIC and DILUTED EPS. Basic EPS excludes the dilutive effects of options, warrants and convertible securities. Diluted EPS is similar to the previously reported fully diluted EPS. Earnings per share amounts for all years presented were calculated based on the provisions of SFAS No. 128. Average common shares outstanding for all periods reflect the impact of the 2-for-1 stock split approved by the board of directors on May 5, 1998.


(In thousands)                                                                     Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                                              1997             1996              1995
BASIC
Net income, as reported                                                   $929,292         $732,702          $751,392
PSOP preferred dividends declared (net of taxes)                            (8,645)          (8,664)           (8,582)
Premium on preferred shares redeemed                                        (4,441)          (1,033)             (823)
Dividends on preferred stock                                                (1,659)         (20,229)          (27,978)
----------------------------------------------------------------------------------------------------------------------
  Net income, as adjusted                                                 $914,547         $702,776          $714,009
----------------------------------------------------------------------------------------------------------------------

DILUTED
Net income, as reported                                                   $929,292         $732,702          $751,392
Additional PSOP expense (net of taxes) due to assumed
  conversion of preferred stock                                             (2,647)          (3,015)           (3,477)
Dividends on monthly income
  preferred securities (net of taxes)                                        8,073            8,073             5,046
Premium on preferred shares redeemed                                        (4,441)          (1,033)             (823)
Dividends on preferred stock                                                (1,659)         (16,400)          (16,400)
Interest expense on zero coupon notes                                        3,143            5,133             6,164
----------------------------------------------------------------------------------------------------------------------
  Net income, as adjusted                                                 $931,761         $725,460          $741,902
----------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                                      230,158          233,340           231,664
Diluted                                                                    252,285          255,861           256,656
----------------------------------------------------------------------------------------------------------------------


   Average common shares outstanding for diluted EPS includes the common and common equivalent shares outstanding for the year and common shares that would be issuable upon conversion of PSOP preferred stock and other convertible preferred stock, the company-obligated mandatorily redeemable preferred securities of St. Paul Capital L.L.C. (monthly income preferred securities) and zero coupon convertible notes.

NOTE 3    INVESTMENTS

VALUATION OF INVESTMENTS - The following presents the cost, gross unrealized appreciation and depreciation, and estimated market value of our investments in fixed maturities, equities and venture capital.


----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                               December 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                                      UNREALIZED       UNREALIZED             MARKET
                                                          COST      APPRECIATION     DEPRECIATION              VALUE
Fixed maturities:
  U.S. government                                  $ 2,754,657        $  120,750         $ (1,886)      $  2,873,521
  States and political subdivisions                  6,280,554           419,744             (535)         6,699,763
  Foreign governments                                1,118,494            66,586          (23,875)         1,161,205
  Corporate securities                               6,089,142           287,178           (5,613)         6,370,707
  Asset-backed securities                              692,536            14,946             (400)           707,082
  Mortgage-backed securities                         3,053,327            80,607             (993)         3,132,941
----------------------------------------------------------------------------------------------------------------------
    Total fixed maturities                          19,988,710           989,811          (33,302)        20,945,219
Equities                                               804,593           267,889          (20,112)         1,052,370
Venture capital                                        324,333           156,205          (18,646)           461,892
----------------------------------------------------------------------------------------------------------------------
    Total                                          $21,117,636        $1,413,905         $(72,060)       $22,459,481
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(In thousands)                                                               December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                           Gross            Gross          Estimated
                                                                      Unrealized       Unrealized             Market
                                                          Cost      Appreciation     Depreciation              Value
Fixed maturities:
  U.S. government                                 $  2,736,181       $    63,494        $ (16,205)       $ 2,783,470
  States and political subdivisions                  5,417,131           306,481           (6,490)         5,717,122
  Foreign governments                                1,307,920            67,274          (15,528)         1,359,666
  Corporate securities                               6,428,931           154,798          (59,290)         6,524,439
  Asset-backed securities                              743,750            11,762           (1,877)           753,635
  Mortgage-backed securities                         2,917,137            61,232           (8,838)         2,969,531
----------------------------------------------------------------------------------------------------------------------
    Total fixed maturities                          19,551,050           665,041         (108,228)        20,107,863
Equities                                               637,820           194,983           (9,175)           823,628
Venture capital                                        293,837           308,858          (16,473)           586,222
----------------------------------------------------------------------------------------------------------------------
    Total                                          $20,482,707        $1,168,882        $(133,876)       $21,517,713
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


STATUTORY DEPOSITS - At Dec. 31, 1997, our property-liability and life insurance operations had investments in fixed maturities with an estimated market value of $992.0 million on deposit with regulatory authorities as required by law.

FIXED MATURITIES BY MATURITY DATE - The following table presents the breakdown of our fixed maturities by years to maturity. Actual maturities may differ from those stated as a result of calls and prepayments.


(In thousands)                                                                         December 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                                                              AMORTIZED                    ESTIMATED
                                                                                   COST                 MARKET VALUE
One year or less                                                           $    401,598                 $    404,708
Over one year through five years                                              3,939,765                    4,062,391
Over five years through 10 years                                              6,120,903                    6,491,265
Over 10 years                                                                 5,780,581                    6,146,832
Asset-backed securities with
  various maturities                                                            692,536                      707,082
Mortgage-backed securities with
  various maturities                                                          3,053,327                    3,132,941
----------------------------------------------------------------------------------------------------------------------
    Total                                                                   $19,988,710                  $20,945,219
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


During 1995, we reclassified all securities previously classified as held-to-maturity to available-for-sale. This reclassification was made to allow maximum flexibility in the management of the investment portfolio without being restricted by accounting interpretations. The securities had a total amortized cost of $4.5 billion, with gross unrealized gains of $108 million.

NOTE 4    INVESTMENT TRANSACTIONS

INVESTMENT ACTIVITY - Here is a summary of our investment purchases, sales and maturities.


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
PURCHASES
Fixed maturities                                      $3,435,901                $3,077,119                 $2,945,487
Equities                                               1,509,774                 1,087,951                  1,139,288
Real estate and mortgage loans                           380,258                   291,745                    116,925
Venture capital                                           97,413                    94,891                     66,247
Other investments                                         24,065                    15,846                     13,040
----------------------------------------------------------------------------------------------------------------------
    Total purchases                                    5,447,411                 4,567,552                  4,280,987
----------------------------------------------------------------------------------------------------------------------

PROCEEDS FROM SALES
AND MATURITIES
Fixed maturities:
  Sales                                                1,705,234                 1,096,544                    838,755
  Maturities and
    redemptions                                        1,322,330                 1,432,263                  1,262,104
Equities                                               1,478,575                 1,353,399                  1,168,806
Real estate and mortgage loans                           467,684                   185,742                     14,428
Venture capital                                          250,015                   118,011                     87,512
Other investments                                          4,384                     2,957                     17,284
----------------------------------------------------------------------------------------------------------------------
    Total sales and
      maturities                                       5,228,222                 4,188,916                  3,388,889
----------------------------------------------------------------------------------------------------------------------
    Net purchases                                     $  219,189                $  378,636                 $  892,098
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NET INVESTMENT INCOME - Here is a summary of our net investment income.


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Fixed maturities                                      $1,405,478                $1,368,654                 $1,328,760
Equities                                                  17,357                    18,554                     19,163
Real estate and mortgage loans                           112,944                    83,994                     78,642
Venture capital                                              352                       324                       (171)
Other investments                                          9,866                    17,212                     12,547
Short-term investments                                    57,915                    51,371                     61,730
----------------------------------------------------------------------------------------------------------------------
  Total                                                1,603,912                 1,540,109                  1,500,671
Investment expenses                                      (26,107)                  (27,534)                   (26,603)
----------------------------------------------------------------------------------------------------------------------
  Net investment income                               $1,577,805                $1,512,575                 $1,474,068
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES) - The following summarizes our pretax realized investment gains and losses, and the change in unrealized appreciation of investments recorded in common shareholders' equity.

(In thousands)                                                              Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
PRETAX REALIZED
INVESTMENT GAINS (LOSSES)
Fixed maturities:
  Gross realized gains                                   $36,233                   $23,033                    $19,091
  Gross realized losses                                  (43,620)                  (40,037)                   (26,964)
----------------------------------------------------------------------------------------------------------------------
    Total fixed maturities                                (7,387)                  (17,004)                    (7,873)
----------------------------------------------------------------------------------------------------------------------
Equities:
  Gross realized gains                                   208,978                   239,646                     82,547
  Gross realized losses                                  (46,412)                  (31,282)                   (29,548)
----------------------------------------------------------------------------------------------------------------------
    Total equities                                       162,566                   208,364                     52,999
----------------------------------------------------------------------------------------------------------------------
Real estate and mortgage loans                            45,259                   (22,137)                    (1,807)
Venture capital                                          212,663                    86,011                     38,175
Other investments                                          9,947                     6,755                     10,313
----------------------------------------------------------------------------------------------------------------------
    Total pretax realized
      investment gains                                  $423,048                  $261,989                    $91,807
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

CHANGE IN UNREALIZED APPRECIATION
Fixed maturities                                        $399,696                 $(440,916)                $1,267,201
Equities                                                  61,969                    27,981                    134,308
Venture capital                                         (154,826)                  163,110                     59,880
DPAC and policy benefits                                 (50,692)                   53,469                   (105,664)
Other                                                        136                    11,074                     (5,200)
----------------------------------------------------------------------------------------------------------------------
    Total change in pretax
     unrealized appreciation                             256,283                  (185,282)                 1,350,525
Change in deferred taxes                                 (89,853)                  (34,456)                  (318,910)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
    Total change in unrealized appreciation,
    net of taxes                                        $166,430                 $(219,738)                $1,031,615
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NOTE 5    DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as futures, forward, swap or option contracts and other financial instruments with similar characteristics. We have had limited involvement with these instruments for purposes of hedging against fluctuations in foreign currency exchange rates and interest rates. All investments, including derivative instruments, have some degree of market and credit risk associated with them. However, the market risk on our derivatives substantially offsets the market risk associated with fluctuations in interest rates. We seek to reduce our credit risk by conducting derivative transactions only with reputable, investment-grade counterparties.

    We enter into interest rate swap agreements for the purpose of reducing the effect of interest rate fluctuations on some of our debt and investments. We purchase foreign exchange forward contracts to minimize the impact of fluctuating foreign currencies on our results of operations. We use exchange-traded and over-the-counter catastrophe options and swaps, which are linked to an index of losses related to natural disasters, as an additional source of income. Individually, and in the aggregate, the impact of these transactions on our financial position and results of operations is not material.

NOTE 6    RESERVES FOR LOSSES, LOSS ADJUSTMENT EXPENSES AND POLICY BENEFITS

RECONCILIATION OF LOSS RESERVES - The following table represents a reconciliation of beginning and ending consolidated property-liability insurance loss and loss adjustment expense (LAE) reserves for each of the last three years.


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Loss and LAE reserves at
  beginning of year,
  as reported                                        $17,888,536               $16,559,200                $15,827,113
Less reinsurance recoverables
  on unpaid losses at
  beginning of year                                   (2,867,732)               (2,826,942)                (2,536,713)
----------------------------------------------------------------------------------------------------------------------
  Net loss and LAE reserves
    at beginning of year                              15,020,804                13,732,258                 13,290,400
Net reserves of acquired
  companies                                              140,710                 1,033,443                     12,329
----------------------------------------------------------------------------------------------------------------------
Provision for losses and LAE for claims incurred:
  Current year                                         5,720,662                 5,567,703                  4,935,727
  Prior years                                           (627,141)                 (414,138)                  (301,539)
----------------------------------------------------------------------------------------------------------------------
    Total incurred                                     5,093,521                 5,153,565                  4,634,188
----------------------------------------------------------------------------------------------------------------------
Losses and LAE payments for claims incurred:
  Current year                                        (1,709,512)               (1,864,832)                (1,418,321)
  Prior years                                         (3,453,073)               (3,029,833)                (2,787,110)
----------------------------------------------------------------------------------------------------------------------
    Total paid                                        (5,162,585)               (4,894,665)                (4,205,431)
----------------------------------------------------------------------------------------------------------------------
Unrealized foreign
  exchange loss (gain)                                     7,205                    (3,797)                       772
----------------------------------------------------------------------------------------------------------------------
  Net loss and LAE reserves at
  end of year                                         15,099,655                15,020,804                 13,732,258
Plus reinsurance recoverables on
  unpaid losses at end of year                         3,053,425                 2,867,732                  2,826,942
----------------------------------------------------------------------------------------------------------------------
  Loss and LAE reserves at end of year,
  as reported                                        $18,153,080               $17,888,536                $16,559,200
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

LIFE BENEFIT RESERVES - The following table shows our life insurance operations future policy benefit reserves by type.

(In thousands)                                                                            December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                   1997                         1996
Single Premium Annuities:
  Deferred                                                                   $1,373,519                   $1,313,712
  Immediate                                                                   1,047,744                    1,001,294
Other annuities                                                                 367,475                      610,122
Universal/term/group life                                                     1,027,312                      626,961
----------------------------------------------------------------------------------------------------------------------
    Gross balance                                                             3,816,050                    3,552,089
Less reinsurance recoverables                                                   785,626                      781,716
----------------------------------------------------------------------------------------------------------------------
    Total net reserves                                                       $3,030,424                   $2,770,373
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

ENVIRONMENTAL AND ASBESTOS RESERVES - Our underwriting operations continue to receive claims under policies written many years ago alleging injuries from environmental pollution or alleging covered property damages for the cost to clean up polluted sites. We have also received asbestos claims arising out of product liability coverages under general liability policies.

   The following table summarizes the environmental and asbestos reserves reflected in our supplemental consolidated balance sheet at Dec. 31, 1997 and 1996. Amounts in the "net" column are reduced by reinsurance.


(In thousands)                                                                       December 31
----------------------------------------------------------------------------------------------------------------------
                                                                         1997                           1996
                                                                  GROSS            NET          Gross             Net
Environmental                                                  $867,000       $677,000       $889,000        $676,000
Asbestos                                                        397,000        279,000        413,000         304,000
----------------------------------------------------------------------------------------------------------------------
Total environmental and asbestos reserves                    $1,264,000       $956,000     $1,302,000        $980,000
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


NOTE 7    INCOME TAXES

METHOD FOR COMPUTING INCOME TAX EXPENSE - We are required to compute our income tax expense under the liability method. This means deferred income taxes reflect what we estimate we will pay or receive in future years. A current tax liability is recognized for the estimated taxes payable for the current year.

INCOME TAX EXPENSE (BENEFIT) - Income tax expense or benefits are recorded in various places in our supplemental financial statements. A summary of the amounts and places follows:


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
STATEMENTS OF INCOME
Expense on
  continuing operations                                 $338,666                  $150,637                   $128,711
Expense on
  discontinued operations                                      -                       401                      3,547
Benefit on loss on disposal                              (35,530)                 (291,493)                         -
----------------------------------------------------------------------------------------------------------------------
    Total income tax expense
      (benefit) included in
      supplemental statements
      of income                                          303,136                  (140,455)                   132,258
----------------------------------------------------------------------------------------------------------------------

COMMON SHAREHOLDERS' EQUITY
Benefit for deductions relating to:
  Dividends on unallocated
    ESOP and PSOP shares                                  (3,112)                   (3,626)                    (4,094)
  Employee stock options
    and awards                                            (8,211)                   (5,623)                      (459)
Deferred expense for the
  change in unrealized
  appreciation and unrealized
  foreign exchange                                        89,232                    31,891                    319,195
----------------------------------------------------------------------------------------------------------------------
    Total income tax expense
      included in common
      shareholders' equity                                77,909                    22,642                    314,642
----------------------------------------------------------------------------------------------------------------------
    Total income tax expense
      (benefit) included in
      supplemental financial
      statements                                        $381,045                 $(117,813)                  $446,900
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


COMPONENTS OF INCOME TAX EXPENSE - The components of income tax expense on continuing operations are as follows:


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Federal current tax expense                             $281,528                  $117,035                   $187,422
Federal deferred tax expense (benefit)                    23,299                     5,174                    (66,096)
----------------------------------------------------------------------------------------------------------------------
  Total federal income
    tax expense                                          304,827                   122,209                    121,326
Foreign income taxes                                      19,467                    22,074                      1,791
State income taxes                                        14,372                     6,354                      5,594
----------------------------------------------------------------------------------------------------------------------
  Total income tax expense on
  continuing operations                                 $338,666                  $150,637                   $128,711
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

OUR TAX RATE IS DIFFERENT FROM THE STATUTORY RATE - Our total income tax expense on continuing operations differs from the statutory rate of 35% of pretax income as shown in the following table:


(In thousands)                                                                 Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Federal income tax expense
  at statutory rates                                    $467,498                  $346,884                   $313,860
Increase (decrease) attributable to:
  Nontaxable investment
    income                                              (112,420)                  (96,156)                   (85,395)
  Valuation allowance                                    (31,657)                 (106,519)                  (101,724)
  Other                                                   15,245                     6,428                      1,970
----------------------------------------------------------------------------------------------------------------------
      Total income tax expense on
      continuing operations                             $338,666                  $150,637                   $128,711
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

MAJOR COMPONENTS OF DEFERRED INCOME TAXES ON OUR BALANCE SHEET - Differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years are called temporary differences. The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented in the following table:

(In thousands)                                                                              December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                   1997                         1996
DEFERRED TAX ASSETS
Loss reserves                                                                $1,122,326                   $1,103,691
Loss on disposal of insurance
  brokerage operations                                                          199,868                      370,900
Unearned premium reserves                                                       198,124                      226,382
Net operating loss carryforward                                                 194,267                      216,687
Other                                                                           555,562                      413,360
----------------------------------------------------------------------------------------------------------------------
    Total gross deferred tax assets                                           2,270,147                    2,331,020
Less valuation allowance                                                        (41,222)                     (72,879)
----------------------------------------------------------------------------------------------------------------------
    Net deferred tax assets                                                   2,228,925                    2,258,141
----------------------------------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Unrealized appreciation of investments                                          444,892                      358,824
Deferred acquisition costs                                                      279,469                      281,455
Real estate                                                                      65,036                       58,125
Other                                                                           225,738                      148,074
----------------------------------------------------------------------------------------------------------------------
    Total gross deferred tax liabilities                                      1,015,135                      846,478
----------------------------------------------------------------------------------------------------------------------
    Deferred income taxes                                                    $1,213,790                   $1,411,663
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   As of Dec. 31, 1997 we have alternative minimum tax (AMT) credit carryforwards of approximately $94.7 million which are available to reduce future federal regular income taxes over an indefinite period. The benefit of the AMT credit carryforward is included in our net deferred tax assets.

   If we believe that all of our deferred tax assets will not result in future tax benefits, we must establish a "valuation allowance" for the portion of these assets that we think will not be realized. The net change in the valuation allowance for deferred tax assets was a decrease of $31.7 million in 1997, which was included in operations, and an increase of $15.8 million in 1996, of which an increase of $60.0 million was included in shareholders' equity, an increase of $62.3 million was included in discontinued operations and a decrease of $106.5 million was included in operations. Based upon a review of our refundable taxes, anticipated future earnings, and all other available evidence, both positive and negative, we have concluded it is "more likely than not" that our net deferred tax assets will be realized.

UNDISTRIBUTED EARNINGS OF SUBSIDIARIES - U.S. income taxes have not been provided on $30.0 million of our foreign operations' undistributed earnings as of Dec. 31, 1997, as such earnings are intended to be permanently reinvested in those operations. Furthermore, any taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on any dividend distributions from such earnings.

   We have not provided taxes on approximately $156.4 million of undistributed earnings related to our majority ownership of The John Nuveen Company as of Dec. 31, 1997, because we currently do not expect those earnings to become taxable to us.

NET OPERATING LOSS (NOL) CARRYFORWARDS - At Dec. 31, 1997, we had NOLs remaining for tax return purposes expiring in 2006. The amount and timing of recognizing the benefit of these NOLs depends on future taxable income and limitations imposed by tax laws. The approximate amounts of those NOLs on a regular tax basis and an AMT basis at Dec. 31, 1997 were $525 million and $393 million, respectively.

IRS EXAMINATIONS - USF&G's premerger tax returns have not been reviewed by the Internal Revenue Service (IRS) since 1989, with the exception of the Life Group. The IRS is currently examining the USF&G Life Group's premerger returns for the years 1992 and 1993. The IRS has examined the pre-merger The St. Paul's consolidated returns through 1992 and is currently examining the years 1993 through 1997. We believe that any additional taxes assessed as a result of these examinations would not materially affect our overall financial position, results of operations or liquidity.

NOTE 8    CAPITAL STRUCTURE

The following summarizes our capital structure:


(In thousands)                                                                            December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                   1997                         1996
Debt                                                                        $ 1,304,008                  $ 1,170,676
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiaries                                                               502,700                      307,000
Preferred shareholders' equity                                                   16,725                      216,059
Common shareholders' equity                                                   6,591,443                    5,631,397
----------------------------------------------------------------------------------------------------------------------
    Total capital                                                           $ 8,414,876                  $ 7,325,132
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Ratio of debt to total capital                                                      15%                          16%
----------------------------------------------------------------------------------------------------------------------

DEBT

Debt consists of the following:


(In thousands)                                                                       December 31
----------------------------------------------------------------------------------------------------------------------
                                                                      1997                            1996
                                                              BOOK             FAIR            Book             Fair
                                                             VALUE            VALUE           Value            Value
Medium-term notes                                       $  511,920       $  529,000      $  430,427       $  435,500
Commercial paper                                           168,429          168,429         131,610          131,610
8-3/8% senior notes                                        149,592          159,060         149,475          158,835
7% senior notes                                            145,225          145,744         145,159          146,601
Zero coupon convertible notes                              106,838          122,307         102,188          117,688
7-1/8% senior notes                                         79,824           82,680          79,800           79,944
Nuveen short-term borrowings                                69,500           69,500               -                -
Real estate mortgages                                       19,900           20,491          18,133           18,417
Nuveen notes payable                                        15,000           15,100               -                -
Guaranteed ESOP debt                                         2,780            2,800          13,890           14,000
Credit facility                                             35,000           35,000               -                -
9-3/8% notes                                                     -                -          99,994          101,500
----------------------------------------------------------------------------------------------------------------------
    Total debt                                          $1,304,008       $1,350,111      $1,170,676       $1,204,095
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

FAIR VALUE - The fair values of our commercial paper, credit facility and short-term borrowings approximate their book values because of their short-term nature. For our other debt, which has longer terms and fixed interest rates, our fair value estimate is based on current interest rates available on debt securities in the market that have terms similar to ours.

MEDIUM-TERM NOTES - The medium-term notes bear interest rates ranging from 5.9% to 8.4%, with a weighted average rate of 7.1%. Maturities range from five to 15 years after the issuance date.

COMMERCIAL PAPER - Our commercial paper is supported by a $400 million credit agreement that expires in 2002. The credit agreement requires us to stay below a certain ratio of debt to equity, maintain a stated amount of common shareholders' equity and meet certain other requirements. As of year-end 1997, we had not borrowed any funds under the agreement, and we were in compliance with all of its provisions.

Interest rates on commercial paper issued in 1997 ranged from 5.2% to 6.8%; in 1996 the range was 5.1% to 6.6%; and in 1995 the range was 5.4% to 6.6%.

8-3/8% SENIOR NOTES - The 8-3/8% senior notes mature in 2001.

7% SENIOR NOTES - The 7% senior notes mature in May 1998.

ZERO COUPON CONVERTIBLE NOTES - The zero coupon convertible notes are redeemable beginning in 1999 for an amount equal to the original issue price plus amortized original issue discount. In 1996, we repurchased approximately $39 million of the zero coupon convertible notes.

7-1/8% SENIOR NOTES - The 7-1/8% senior notes mature in 2005.

NUVEEN SHORT-TERM BORROWINGS - Short-term borrowings at the end of 1997 were obligations of our asset management-investment banking segment that were collateralized by some of its inventory securities. These borrowings bear a weighted average interest rate of 7.4%.

REAL ESTATE MORTGAGES - The real estate mortgages represent a portion of the purchase price of three of our investments. One $13.2 million mortgage bears a fixed interest rate of 6.7% and matures in November 2000. A second $2.0 million mortgage bears a fixed rate of 8.1% and matures in February 2002. The third mortgage of $4.7 million bears a fixed rate of 8.2% and matures in November 2017. In 1996, we reduced our real estate debt by $11 million as a result of a deed-in-lieu of foreclosure.

NUVEEN NOTES PAYABLE - Nuveen issued these notes in 1997 for general corporate purposes. The notes bear an interest rate of 6.8% and mature in August 2000.

GUARANTEED ESOP DEBT - The guaranteed ESOP debt bears an interest rate of 7.95% and the final principal payment is due March 1, 1998. The ESOP's principal payments and related interest are funded quarterly through a combination of our contributions and dividends on shares held by the ESOP. We show this debt as our liability, because we guaranteed the debt.

CREDIT FACILITY - We maintained two committed, standby credit facilities totaling $450 million at Dec. 31, 1997. The facility in place for $200 million will expire in December 1998 and the remaining facility will expire in 2002. These facilities require us to maintain a minimum net worth and debt-to-capital ratio. We were in compliance with the provisions contained in these agreements at Dec. 31, 1997 and 1996.

9-3/8% NOTES - The 9-3/8% notes outstanding at Dec. 31, 1996 matured in June 1997. We funded the maturity through a combination of medium-term note and commercial paper issuances.

INTEREST EXPENSE - Our interest expense was $86.1 million in 1997, $87.2 million in 1996 and $90.6 million in 1995.

MATURITIES - The amount of debt that becomes due in each of the next five years is as follows: 1998, $242.6 million; 1999, $20.1 million; 2000, $28.3 million;
2001, $195.2 million; and 2002, $219.2 million.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES In 1995, we issued, through St. Paul Capital L.L.C. (SPCLLC), 4,140,000 company-obligated mandatorily redeemable preferred securities, generating proceeds of $207 million. These securities are also known as convertible monthly income preferred securities (MIPS). The MIPS pay a monthly dividend at an annual rate of 6% of the liquidation preference of $50 per security. We directly or indirectly own all of the common securities of SPCLLC, a special purpose limited liability company which was formed for the sole purpose of issuing the MIPS. We have effectively fully and unconditionally guaranteed SPCLLC's obligations under the MIPS. The MIPS are convertible into 1.6950 shares of our common stock (equivalent to a conversion price of $29.50 per share). The MIPS are redeemable after May 31, 1999, but we may redeem them before then upon the occurrence of certain events.

In December 1996, USF&G Capital I (Capital I), a wholly owned business trust, issued 100,000 shares of 8.5% Capital Securities, Series A (Series A Securities), generating proceeds of $100 million. Payments on the Series A Securities are guaranteed by USF&G Corporation on a subordinated basis, but only to the extent Capital I has funds available to make such payments. This guarantee, considered together with the terms of debentures issued by USF&G Corporation (described below) and an agreement by which USF&G Corporation agrees to pay other expenses and liabilities of Capital I, constitutes a full and unconditional subordinated guarantee of Capital I's obligations under the Series A Securities.

   Capital I used the proceeds from the Series A Securities issuance to purchase $100 million principal amount of USF&G Corporation 8.5% Junior Subordinated Debentures (Series A Debentures). The Series A Debentures rank junior and subordinate in right of payment to certain other indebtedness, and mature on Dec. 15, 2045. Interest payments on the Series A Debentures are deferrable, at USF&G Corporation's option, at any time for up to five years at a time, and provided there has not been an event of default. In the event USF&G Corporation elects to defer interest payments on the Series A Debentures, payments of distributions on the Series A Securities will likewise be deferred. Interest and distributions continue to accrue during any payment deferral period.

   The Series A Debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series A Debentures will be used to redeem a like amount of the Series A Securities. Additionally, USF&G Corporation has the right, under certain circumstances related to tax events, to shorten the maturity of the Series A Debentures to a date no earlier than June 24, 2016, in which case the stated maturity of the Series A Securities will likewise be affected.

In January 1997, USF&G Capital II (Capital II), a second wholly owned business trust, issued 100,000 shares of 8.47% Capital Securities, Series B (Series B Securities), generating proceeds of $100 million. Payments on the Series B Securities are guaranteed on the same basis as the guarantee of the Series A Securities.

   Capital II used the proceeds from the Series B Securities issuance to purchase $100 million principal amount of USF&G Corporation's 8.47% Deferrable Interest Junior Subordinated Debentures, Series B (Series B Debentures), which mature on Jan. 10, 2027. The Series B Debentures also rank junior and subordinate to certain other indebtedness, but rank equal with the Series A Debentures. The Series B Debentures and Series B Securities have interest/distribution deferral terms similar to those of the Series A Debentures and Series A Securities, described above.

   The Series B Debentures are redeemable at USF&G Corporation's option at any time beginning in January 2007 at scheduled redemption prices ranging from $1,042 to $1,000 per debenture, plus any accrued and unpaid interest. The Series B Debentures are also redeemable prior to January 2007 under certain circumstances related to tax and other special events. Proceeds from any redemptions of the Series B Debentures will be used to redeem a like amount of the Series B Securities. Additionally, USF&G Corporation has the right, under certain circumstances related to tax events, to shorten the maturity of the Series B Debentures to a date no earlier than July 10, 2016, in which case the stated maturity of the Series B Securities will likewise be affected.

In July 1997, USF&G Capital III (Capital III), a third wholly owned business trust, issued 100,000 shares of 8.312% Capital Securities, Series C (Series C Securities), generating proceeds of $100 million. Payments on the Series C Securities are guaranteed on the same basis as the guarantee of the Series A and Series B Securities.

   Capital III used the proceeds from the Series C Securities issuance to purchase $100 million principal amount of USF&G Corporation's 8.312% Junior Subordinated Debentures (Series C Debentures). The Series C Debentures rank junior and subordinate in right of payment to certain other indebtedness, but rank equal with the Series A and Series B Securities. The Series C Debentures and Series C Securities have interest/distribution deferral terms similar to those of the Series A and Series B Debentures and Series A and Series B Securities, described above.

   The Series C Debentures mature on July 1, 2046, and are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series C Debentures will be used to redeem a like amount of the Series C Securities. Additionally, USF&G Corporation has the right, under certain circumstances related to tax events, to shorten the maturity of the Series C Debentures to a date no earlier than April 8, 2012, in which case the stated maturity of the Series C Securities will likewise be affected.

   In the event we exercise our right to defer interest payments on the Series A, Series B or Series C Debentures, we will be prohibited from making payments with respect to any capital debt or securities which rank equal or junior in right of payment to these debentures, including cash dividends on our common or preferred stock. In no case may we defer the interest payments beyond the stated maturity dates of the respective securities.

PREFERRED SHAREHOLDERS' EQUITY

Included in the preferred shareholders' equity on our balance sheet are $16.7 million and $16.1 million at Dec. 31, 1997 and 1996, respectively, which represents the par value of preferred shares outstanding that we issued to our Preferred Stock Ownership Plan (PSOP) Trust, less the remaining principal balance on the PSOP Trust debt. The PSOP Trust borrowed funds from a U.S. underwriting subsidiary to finance the purchase of the preferred shares, and we guaranteed the PSOP debt.

   The PSOP trust may at any time convert any or all of the preferred shares into shares of our common stock at a rate of eight shares of common stock for each preferred share. Our board of directors has reserved a sufficient number of our authorized common shares to satisfy the conversion of all preferred shares issued to the PSOP trust and the redemption of preferred shares to meet employee distribution requirements. Upon the redemption of preferred shares, we issue shares of our common stock to the trust to fulfill the redemption obligations.

   At Dec. 31, 1996 and 1995, we had 4 million shares of $4.10 Series A Convertible Exchangeable Preferred Stock (Series A Preferred Stock) issued and outstanding. During the first half of 1997, we redeemed all of the remaining outstanding shares of Series A Preferred Stock for $200 million cash. Holders of 10,277 shares of the Series A Preferred Stock converted their shares into 6,944 shares of common stock. We had 277,550 shares and 1.3 million shares of $10.25 Series B Cumulative Convertible Preferred Stock (Series B Preferred Stock) issued and outstanding at Dec. 31, 1996 and 1995, respectively. During 1996 and 1995, we redeemed 233,550 shares and 832,650 shares, respectively, of Series B Preferred Stock. These shares were converted into 1.1 million shares and 3.9 million shares, respectively, of common stock in accordance with the terms of the Series B Preferred Stock. Holders of an additional 20,000 shares and 189,800 shares of Series B Preferred Stock voluntarily converted their shares into 93,838 and 902,720 shares, respectively, of our common stock during 1996 and 1995. The holder of another 24,000 shares of Series B Preferred Stock voluntarily redeemed those shares for cash during 1996.

COMMON SHAREHOLDERS' EQUITY

COMMON STOCK AND REACQUIRED SHARES - We are governed by the Minnesota Business Corporation Act. All authorized shares of voting common stock have no par value. Shares of common stock reacquired are considered unissued shares. The number of authorized shares of the company is 480 million.

   Our cost for reacquired shares in 1997, 1996 and 1995 was $128.1 million, $225.0 million and $41.7 million, respectively. We reduced our capital stock account and retained earnings for the cost of these repurchases. In December 1997, we issued approximately 2.9 million shares of common stock valued at $112 million as partial consideration for our acquisition of Titan. Also in 1997, we issued 40,976 shares of our common stock valued at $1.7 million, and in 1996 we issued 57,496 shares of our common stock (also valued at $1.7 million), as partial consideration for our acquisition of a Lloyd's of London managing agency. We issued 1.2 million and 4.8 million shares of common stock during 1996 and 1995, respectively for the conversion of USF&G Corporation Series B Preferred Stock. During 1995, we also issued 3.1 million shares of common stock for the conversion of USF&G Corporation $5.00 Series C Cumulative Convertible Preferred Stock.

   A summary of our common stock activity for the last three years is as follows:


(Shares)                                                                       Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Outstanding at beginning
  of year                                            230,851,306               235,433,487                227,539,084
Shares issued:
  Stock incentive plans                                1,501,532                 1,084,338                  1,068,192
  Conversion of preferred stock                        1,223,571                 1,824,494                  8,382,595
  Acquisition                                          2,918,396                    57,496                          -
Reacquired shares                                     (3,365,084)               (7,548,509)                (1,556,384)
----------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                           233,129,721               230,851,306                235,433,487
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

UNDESIGNATED SHARES - Our articles of incorporation allow us to issue five million undesignated shares. The board of directors may designate the type of shares and set the terms thereof. The board designated 50,000 shares as Series A Junior Participating Preferred Stock in connection with the establishment of our Shareholder Protection Rights Plan. The board designated 1,450,000 shares as Series B Convertible Preferred Stock in connection with the formation of our Preferred Stock Ownership Plan. In 1995, the board designated 41,400 shares as Series C Cumulative Convertible Preferred Stock in connection with St. Paul Capital L.L.C.'s issuance of company-obligated mandatorily redeemable preferred securities.

SHAREHOLDER PROTECTION RIGHTS PLAN - Our Shareholder Protection Rights Plan is designed to protect the interests of our shareholders in the event of unsolicited and unfair or coercive attempts to acquire control of the company. Our shareholders own one right for each common share owned, which would enable them to initiate specified actions to protect their interests. We may redeem this right under circumstances specified in the plan.

DIVIDEND RESTRICTIONS - We primarily depend on dividends from our subsidiaries to pay dividends to our shareholders, service our debt and pay expenses. Various state laws and regulations limit the amount of dividends we may receive from our U.S. property-liability underwriting subsidiaries and our life insurance subsidiary. In 1998, $573.5 million will be available for dividends free from such restrictions. During 1997, we received cash dividends of $336 million from our U.S. underwriting subsidiaries, and a noncash dividend of a portion of our underwriting subsidiary's investment in The John Nuveen Company with a market value of $211.1 million. We received cash dividends of $40 million during 1997 from our life insurance subsidiary. In addition, effective Dec. 17, 1997 our life insurance subsidiary declared extraordinary dividends payable to us consisting of investments in various real estate properties totaling $25 million. Consequently, all of the 1997 dividends received from our life insurance subsidiary were deemed extraordinary, and were paid with the consent of the Maryland insurance commissioner. Any dividends to be paid by our life insurance subsidiary in 1998 would be deemed extraordinary dividends and would be subject to additional regulatory approval.

NOTE 9    RETIREMENT PLANS

THE COMPANY'S RETIREMENT PLANS CURRENTLY CONSIST OF THE CONTINUATION OF THE ST. PAUL COMPANIES, INC.'S AND USF&G CORPORATION'S RESPECTIVE PLANS THAT WERE IN EFFECT PRIOR TO THE MERGER. ACCORDINGLY, THE FOLLOWING INFORMATION SUMMARIZES THE PREDECESSOR PLANS. WE ARE CURRENTLY IN THE PROCESS OF REVIEWING THE BENEFIT PLANS OF BOTH PREDECESSOR INSTITUTIONS TO DETERMINE WHICH PLANS WILL CONTINUE IN THE COMBINED ORGANIZATION. SHARES UNDER USF&G CORPORATION PREDECESSOR PLAN REFER TO HISTORICAL AMOUNTS AND DO NOT REFLECT THE EFFECTS OF THE MERGER WITH THE ST. PAUL OR THE ST. PAUL'S MAY, 1998 2-FOR-1 STOCK SPLIT.

THE ST. PAUL COMPANIES, INC. PREDECESSOR PLANS

PENSION PLANS - We maintain funded defined benefit pension plans for most of our U.S. employees. Benefits are based on years of service and the employee's compensation while employed by the company. Pension benefits generally vest after five years of service.

   Our pension plans are noncontributory. This means that employees do not pay anything into the plans. Our funding policy is to contribute amounts sufficient to meet the minimum funding requirements of the Employee
Retirement Income Security Act and any additional amounts that may be necessary. This may result in no contribution being made in a particular year.

   Net periodic pension cost for our funded pension plans was $6.0 million, $9.7 million and $13.9 million for the years 1997, 1996 and 1995, respectively.

   The key components of our pension plans are summarized as follows:


(In thousands)                                                                            December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                   1997                         1996
FUNDED STATUS
Accumulated benefit obligation                                                 $325,291                     $287,334
Projected benefit obligation                                                    418,813                      368,158
Plan assets at fair value                                                       514,087                      407,404
----------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                                                      6.75%                        7.25%
Rate of increase in compensation                                                   3.75                         4.00
Expected rate of return on plan assets                                            10.00                         9.00
----------------------------------------------------------------------------------------------------------------------

   Plan assets are invested primarily in equities and fixed maturities and included 760,344 shares of our common stock with a market value of $31.2 million and $22.3 million at Dec. 31, 1997 and 1996, respectively.

   EMPLOYEE STOCK OWNERSHIP PLAN - We maintain an ESOP for qualified U.S. employees. An ESOP trust was formed that borrowed funds to purchase shares of our stock for future allocation to qualified employees. As the principal of the ESOP trust loan is paid, a pro rata amount of our common stock is released for allocation to eligible participants. Dividends we pay on all shares held by the trust are used to pay the ESOP's obligations. In addition, we make contributions as needed to meet the ESOP's obligations.

   All shares held by the ESOP are considered outstanding for diluted EPS computations, and dividends paid on all ESOP shares are charged to retained earnings. Our ESOP expense was reduced by the dividends we paid to the ESOP trust.

   We recorded ESOP expense of $10.5 million, $6.2 million and $7.3 million for the years 1997, 1996 and 1995, respectively.

   The ESOP made its final allocation in 1997 totaling 1.2 million shares. The ESOP allocated 1.0 million shares in 1996 and 1.0 million shares in 1995.

PREFERRED STOCK OWNERSHIP PLAN - Our Savings Plus Preferred Stock Ownership Plan (PSOP) allocates preferred shares semi-annually to those employees participating in our Savings Plus Plan. The allocation is equivalent to 60% of employees' contributions up to a maximum of 6% of their salary plus shares equal to the value of dividends on previously allocated shares. To finance the stock purchase for future allocation to qualified employees, the PSOP borrowed $150 million at 9.4% from one of our U.S. underwriting subsidiaries. As the principal and interest of the trust's loan is paid, a pro rata amount of our preferred stock is released for allocation to participating employees. Each share pays a dividend of $11.72 annually and is currently convertible into eight shares of common stock. Dividends on all shares held by the trust are used to pay the PSOP obligation. In addition to dividends paid to the trust, we make additional cash contributions to the PSOP as necessary in order to meet the PSOP's debt obligation.

   The common stock equivalent of all shares held by the PSOP is considered outstanding for diluted EPS computations, and dividends paid on all PSOP shares are charged to retained earnings. Our PSOP expense was reduced by the dividends we paid to the PSOP trust.

   We recorded PSOP expense of $6.1 million, $7.8 million and $7.3 million for the years 1997, 1996 and 1995, respectively.

   The PSOP allocated 41,810 shares in 1997, 60,803 shares in 1996 and 59,998 shares in 1995. The remaining 631,081 shares at Dec. 31, 1997, will be released for allocation annually through Jan. 31, 2005.

ESOP/PSOP PLAN MERGER - As of Jan. 1, 1998, the ESOP and PSOP were merged into The St. Paul Companies Inc. Stock Ownership Plan. The plan will continue to provide semi-annual matching allocations to employees participating in our Savings Plus Plan. This match has been enhanced to 100% of employees' contributions up to a maximum of 4% of their salary. Additionally, this plan will now provide an annual allocaton to qualified U.S. employees based on company performance.

POSTRETIREMENT BENEFITS OTHER THAN PENSION - We provide certain health care and life insurance benefits for retired U.S. employees and their eligible dependents. We currently anticipate that most of our employees will become eligible for these benefits if they retire while working for us. The cost of these benefits is shared with the retiree. The benefits are generally provided through our employee benefits trust, to which periodic contributions are made to cover benefits paid during the year. We accrue postretirement benefits expense during the period of the employee's service.

   Net periodic postretirement benefits cost was $12.1 million, $11.4 million and $11.0 million for the years 1997, 1996 and 1995, respectively.

   The key components of our postretirement benefits plans are summarized as follows:


(In thousands)                                                                            December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                   1997                         1996
FUNDED STATUS
Accumulated postretirement benefit obligation                                  $140,358                     $132,086
Plan assets at fair value                                                        18,612                       17,107
----------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                                                      7.00%                       7.50%
Rate of increase in compensation                                                   3.75                        4.00
Expected rate of return on plan assets                                             9.00                        9.00
----------------------------------------------------------------------------------------------------------------------

   A health care inflation rate of 7% was assumed to change to 6.75% in 1998, decrease annually to 5% in 2002 and then remain at that level. A 1% increase in the health care cost trend rate assumption would not have had a material impact on the accumulated postretirement benefit obligation or the expense for the year.

USF&G CORPORATION PREDECESSOR PLANS

PENSION PLANS - USF&G has noncontributory retirement plans covering most regular full-time employees of USF&G and its affiliates. An employee's pension benefit is based on salary, years of service and Social Security benefits. USF&G makes contributions to the retirement plans based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974, as amended. Net periodic pension cost for our funded pension plans was $8.4 million, $12.1 million and $12.4 million for the years 1997, 1996 and 1995, respectively.

   Plan assets are invested primarily in fixed maturities and equities and included 77,440 shares of USF&G common stock with a market value of $1.7 million and $1.6 million at Dec. 31, 1997 and 1996, respectively.

   The plans' funded status and amounts recognized in the consolidated financial statements were as follows:


(In thousands)                                                                        December 31
----------------------------------------------------------------------------------------------------------------------
                                                                               1997                        1996
FUNDED STATUS
Accumulated benefit obligation                                             $410,190                    $370,480
Projected benefit obligation                                                426,971                     384,945
Plan assets at fair value                                                   439,172                     378,731
----------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                                                  7.00%                       7.50%
Rate of increase in compensation                                               5.00                        5.00
Expected rate of return on plan assets                                         8.50                        8.50
----------------------------------------------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS OTHER THAN PENSION - USF&G sponsors a defined-dollar postretirement health care (medical and dental) plan and noncontributory life insurance plan covering most regular full-time employees of USF&G and its affiliates. USF&G's contributions and costs are determined based on the annual salary and the type of coverage elected by covered employees. USF&G's contributions to the plan are a percentage of plan costs based on age and service of employees at retirement. Additionally, the plan costs are capped at projected 1998 cost levels, and retiree contributions are increased for the total medical costs over the projected levels.

   USF&G accrues the cost of health care, life insurance and other retiree benefits when the employees' services are rendered, and funds the health care and life insurance benefit costs principally on a pay-as-you-go basis. Net periodic postretirement benefits cost was $4.4 million for each of the years 1997, 1996 and 1995.

   The key components of USF&G postretirement benefits plans are summarized as follows:

(In thousands)                                                                        December 31
----------------------------------------------------------------------------------------------------------------------
                                                                               1997                        1996
FUNDED STATUS
Accumulated postretirement benefit obligation                               $52,076                     $50,941
Plan assets at fair value                                                         -                           -
----------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                                                  7.00%                       7.50%
----------------------------------------------------------------------------------------------------------------------

   A health care inflation rate of 7.25% was assumed for 1997 and 1998, and is assumed to decrease to 5.25% in 2003 for participants age 65 or younger, and 7.0% for 1997 and 1998, decreasing to 5.25% in 2003 for participants over age 65, and remain at that level thereafter. A 1% increase in the health care cost trend rate assumption would not have had a material impact on the accumulated postretirement benefit obligation or the expense for the year.

NOTE 10    STOCK INCENTIVE PLANS

We have made fixed stock option grants to certain U.S.-based company officers and outside directors. We also have made separate fixed option grants to certain employees of our non-U.S. operations. These plans are referred to as "fixed plans" because the measurement date for determining compensation costs is fixed on the date of grant. In 1997 and 1996, we also made variable stock option grants to certain company officers. These were considered "variable" grants because the measurement date is contingent upon future increases in the market price of our common stock. At the end of 1997, approximately 1,820,000 shares remained available for grant under our stock incentive plan.

   We follow the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. In 1996, we implemented the disclosure provisions required by SFAS No. 123, "Accounting for Stock-Based Compensation" for our option plans. SFAS No. 123 requires pro forma net income and earnings per share information, which is calculated assuming we had accounted for our stock option plans under the "fair value" method described in that Statement.

   Since the exercise price of our fixed options equals the market price of our stock on the day the options are granted there is no related compensation cost. We have recorded compensation cost associated with our variable options and restricted stock awards, and the former USF&G's Long-Term Incentive Program, of $17.5 million, $14.9 million and $1.2 million in 1997, 1996 and 1995, respectively.

   In connection with the USF&G merger, The St. Paul assumed USF&G's obligations under four stock option plans and its Long-Term Incentive Plan. Exercise prices were based on the fair market value of USF&G's common stock on the date of grant. As a result of the merger, all outstanding options under the stock option plans were vested and converted into options to acquire The St. Paul's common stock.

FIXED OPTION GRANTS

U.S.-BASED PLANS - Our fixed option grants for certain U.S.-based company officers and outside directors give these individuals the right to buy our stock at the market price on the day the options were granted. Fixed stock options granted under the stock incentive plan adopted by our shareholders in May 1994 may be exercised between one and 10 years subsequent to the date of grant. Options granted under our option plan in effect prior to May 1994 may be exercised at any time up to 10 years after the grant date.

NON-U.S. PLANS - We also have separate stock option plans for certain employees of our non-U.S. operations. The options granted under these plans were priced at the market price of our common stock on the grant date. Generally, they can be exercised from three to 10 years after the grant date. Approximately 200,000 option shares remained available at year-end for future grants under our non-U.S. plans.

   The following table summarizes the activity for our fixed option plans for the last three years. All grants were made at fair value on the date of grant.

                                                                                                        Weighted
                                                                                 Option                  Average
                                                                                 Shares           Exercise Price
Outstanding Jan. 1, 1995                                                      9,282,142                 $  19.23
Granted                                                                       2,871,794                    24.29
Exercised                                                                    (1,371,267)                   15.48
Canceled                                                                       (363,542)                   29.14
----------------------------------------------------------------------------------------------------------------------
Outstanding Dec. 31, 1995                                                    10,419,127                    20.47
Granted                                                                       3,444,162                    26.42
Exercised                                                                    (1,395,719)                   18.21
Canceled                                                                       (586,775)                   23.62
----------------------------------------------------------------------------------------------------------------------
Outstanding Dec. 31, 1996                                                    11,880,795                    22.60
Granted                                                                       3,353,133                    34.38
Exercised                                                                    (2,133,788)                   20.07
Canceled                                                                       (557,329)                   31.77
----------------------------------------------------------------------------------------------------------------------
Outstanding Dec. 31, 1997                                                    12,542,811                 $  25.76
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   The following table summarizes the options exercisable at the end of the last three years and the weighted average fair value of options granted during those years. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 2.1%, 2.0% and 2.2%; expected volatility of 20.1%, 22.7% and 22.3%; risk-free interest rates of 6.5%, 6.2% and 7.2%; and an expected life of 5.4 years, 6.2 years and 6.5 years.

----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Options exercisable at
  year-end                                             8,174,128                 7,186,957                  6,336,406
Weighted average fair value
  of options granted
  during the year                                          $8.88                     $7.20                      $6.93
----------------------------------------------------------------------------------------------------------------------

   The following tables summarize the status of fixed stock options outstanding and exercisable at Dec. 31, 1997:

                                                                            Options Outstanding
----------------------------------------------------------------------------------------------------------------------
                                                                                  Weighted
                                                                                   Average                   Weighted
Range of                                               Number of                 Remaining                    Average
Exercise Prices                                          Options          Contractual Life             Exercise Price
----------------------------------------------------------------------------------------------------------------------
$11.08-19.49                                           2,266,914                 3.3 YEARS                $16.40
 19.50-28.35                                           6,755,834                 7.0 YEARS                 23.92
 28.36-37.21                                           2,211,942                 8.6 YEARS                 32.06
 37.22-51.39                                           1,237,185                 9.2 YEARS                 39.94
 51.40-54.63                                              70,936                 1.7 YEARS                 52.25
----------------------------------------------------------------------------------------------------------------------
$11.08-54.63                                          12,542,811                 6.8 YEARS                $25.76
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

                                                                                        Options Exercisable
----------------------------------------------------------------------------------------------------------------------
                                                                                                        Weighted
Range of                                                                         Number of               Average
Exercise Prices                                                                    Options        Exercise Price
----------------------------------------------------------------------------------------------------------------------
$11.08-19.49                                                                     2,266,914                $16.40
 19.50-28.35                                                                     5,161,220                 23.50
 28.36-37.21                                                                       671,830                 29.15
 37.22-51.39                                                                         3,228                 39.88
 51.40-54.63                                                                        70,936                 52.25
----------------------------------------------------------------------------------------------------------------------
$11.08-54.63                                                                     8,174,128                $22.25
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


VARIABLE STOCK OPTION GRANT

In 1997 and 1996, we made variable option grants of 316,200 and 1,650,600 shares, respectively, from our 1994 stock incentive plan to certain of our key officers. One-half of the options will vest when the market price of our stock reaches a 20-consecutive-day average of $50 per share. The remaining options will vest when our stock price reaches a 20-consecutive-day average of $55 per share. The exercise price of each option is equal to the market price of our stock on the grant date. The weighted average exercise prices were $33.57 and $29.38 in 1997 and 1996, respectively. These options may be exercised during the 12 months preceding the Dec.1, 2001 expiration date provided the stock price targets are achieved.

   All of the variable options granted in 1997 and 1996 were outstanding at Dec. 31, 1997. These options have a remaining contractual life of 3.9 years. The weighted average fair value of options granted during 1997 and 1996 is $5.46 and $4.54 per option, respectively. The fair value of the variable options was estimated on the date of grant using a variable option-pricing model with the following weighted average assumptions in 1997 and 1996, respectively: dividend yield of 2.8% and 3.0%; expected volatility of 20.0% for both years; risk-free interest rate of 6.1% and 5.8%; and an expected life of 4.6 years and 5.0 years.

RESTRICTED STOCK AND DEFERRED STOCK AWARDS

Up to 20% of the 8 million shares available under our 1994 stock incentive plan may be granted as restricted stock awards. The stock is restricted because recipients receive the stock only upon completing a specified objective or period of employment, generally one to five years. The shares are considered issued when awarded, but the recipient does not own and cannot sell the shares during the restriction period. Up to 1,400,000 shares remain available for restricted stock awards at Dec. 31, 1997.

   We also have a Deferred Stock Award Plan for stock awards to non-U.S. employees. Deferred stock awards are the same as restricted stock awards, except that shares granted under the deferred plan are not issued until the vesting conditions specified in the award are fulfilled. Up to 42,000 shares remain available for deferred stock awards at Dec. 31, 1997.

PRO FORMA INFORMATION

Had we calculated compensation expense on a combined basis for our stock option grants based on the "fair value" method described in SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts as indicated.

(In thousands)                                                                     Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                                         1997                1996                1995
NET INCOME
As reported                                                          $929,292            $732,702            $751,392
Pro forma                                                             914,831             721,209             744,094
----------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
As reported                                                              3.97                3.01                3.08
Pro forma                                                                3.91                2.96                3.05
----------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
As reported                                                              3.69                2.84                2.89
Pro forma                                                                3.63                2.79                2.86
----------------------------------------------------------------------------------------------------------------------

NOTE 11    COMMITMENTS AND CONTINGENCIES

INVESTMENT COMMITMENTS - We have long-term commitments to fund venture capital and real estate investments totaling $124.8 million as of Dec. 31, 1997. We estimate these commitments will be paid as follows: $47.8 million in 1998; $41.2 million in 1999; $23.0 million in 2000; $10.3 million in 2001; and
$2.5 million in 2002.

FINANCIAL GUARANTEES - We are contingently liable for financial guarantee exposures ceded through reinsurance agreements with a company in which we formerly had a minority ownership interest totaling approximately $89 million as of Dec. 31, 1997. We have also committed to assumption of the first $15 million in losses that may arise as a result of default on certain mortgage-backed securities.

LEASE COMMITMENTS - A portion of our business activities is carried on in rented premises. We also enter into leases for equipment, such as office machines and computers. Our total rental expense was $92 million in 1997, $107 million in 1996 and $102 million in 1995.

   Certain leases are noncancelable, and we would remain responsible for payment even if we stopped using the space or equipment. On Dec. 31, 1997, the minimum annual rents for which we would be liable under these types of leases are as follows: $102 million in 1998, $84 million in 1999, $76 million in 2000, $71 million in 2001, $49 million in 2002 and $235 million thereafter.

   We are also the lessor under various subleases on our office facilities. The minimum rentals to be received in the future under noncancelable subleases is $97 million at December 31, 1997.

LEGAL MATTERS - In the ordinary course of conducting business, we and some of our subsidiaries have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under insurance contracts issued by our underwriting operations. Plaintiffs in these lawsuits are asking for money damages or to have the court direct the activities of our operations in certain ways.

   In connection with our sale of Minet to Aon Corporation in 1997, we agreed to indemnify Aon against any future professional liability claims for events that occurred prior to the sale. Included in our 1997 provision for loss on disposal of Minet was the cost of purchasing insurance to cover a portion of our exposure to such claims.

   It is possible that the settlement of these lawsuits or payments for Minet-related liability claims may be material to our results of operations and liquidity in the period in which they occur. However, we believe the total amounts that we and our subsidiaries will ultimately have to pay in all of these matters will have no material effect on our overall financial position.

NOTE 12    DISCONTINUED OPERATIONS

In December 1996, we decided to sell our insurance brokerage, Minet, and in May 1997, we completed the sale to Aon Corporation. As a result, we accounted for Minet as a discontinued operation in 1997 and 1996, and restated 1995 results to be consistent with the 1997 and 1996 presentation.

   We agreed to indemnify Aon against most of Minet's preclosing liabilities. Our gross proceeds from the sale to Aon were approximately equal to our remaining carrying value of Minet at the date of sale.

   The following summarizes the discontinued operations for the last three years:

(In thousands)                                                              Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Operating loss, before
  income taxes                                         $       -                 $ (18,815)                  $(13,092)
Income tax expense                                             -                       401                      3,547
----------------------------------------------------------------------------------------------------------------------
  Operating loss, net of taxes                                 -                   (19,216)                   (16,639)
----------------------------------------------------------------------------------------------------------------------
Loss on disposal, before
  income taxes                                          (103,280)                 (380,036)                         -
Income tax benefit                                       (35,530)                 (291,493)                         -
----------------------------------------------------------------------------------------------------------------------
  Loss on disposal,
    net of taxes                                         (67,750)                  (88,543)                         -
----------------------------------------------------------------------------------------------------------------------
  Loss from discontinued
    operations                                          $(67,750)                $(107,759)                  $(16,639)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   In 1996, we recorded a pretax loss of $380 million on the disposal of Minet, which represented the estimated difference between the fair value and the carrying value of Minet by the time we would finalize the sale. That loss provision encompassed Minet's estimated operating losses through the date of disposal, the realization of previously unrealized foreign exchange losses, pension and postretirement curtailment gains, and estimated selling costs.

   We also recorded a net $291 million tax benefit in 1996, consisting of a $353 million tax benefit on the provision for loss on disposal reduced by a valuation allowance of $62 million. Our federal income tax carrying value of Minet was substantially higher than our carrying value for financial statement purposes, so the tax benefit was not proportionate to the pretax loss.

   In 1997, we recorded an additional pretax loss on disposal of $103 million (with a corresponding tax benefit of $36 million), which resulted primarily from our agreement to be responsible for certain severance, employee benefits, future lease commitments and other costs related to Minet.

   The net assets of our discontinued operations at Dec. 31, 1996, consisted of the estimated proceeds we would receive upon disposal, along with the net tax assets associated with the disposal.

NOTE 13  MERGER WITH USF&G CORPORATION

On April 24, 1998, The St. Paul issued 66,468,572 of its common shares (as adjusted for the May 6, 1998 two-for-one stock split) in exchange for all of the outstanding common stock of USF&G Corporation (USF&G), a holding company for property-liability and life insurance operations. This business combination has been accounted for as a pooling of interests; accordingly, the consolidated financial statements for all periods prior to the combination have been restated to include the accounts and results of operations of USF&G. There were no material intercompany transactions between The St. Paul and USF&G prior to the merger.

The following summarizes the results of operations previously reported by The St. Paul and USF&G, and the combined amounts included in the accompanying supplemental consolidated financial statements.

(In thousands)                                                              Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
Total Revenues:
  The St. Paul Companies, Inc.                        $6,219,273                $5,734,156                 $5,056,199
  USF&G Corporation                                    3,403,906                 3,497,381                  3,458,761
----------------------------------------------------------------------------------------------------------------------
    Combined                                          $9,623,179                $9,231,537                 $8,514,960
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Net Income:
  The St. Paul Companies, Inc.                          $705,473                  $450,099                   $521,209
  USF&G Corporation                                      193,866                   260,977                    209,369
----------------------------------------------------------------------------------------------------------------------
    Combined                                            $899,339                  $711,076                   $730,578
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

  Conforming accounting adjustment,
    net of taxes                                          29,953                    21,626                     20,814
----------------------------------------------------------------------------------------------------------------------
  Net income included in accompanying
    financial statements                                $929,292                  $732,702                   $751,392
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Prior to the merger, USF&G discounted all of its workers' compensation reserves to present value, whereas The St. Paul did not discount any of its loss reserves. Subsequent to the merger, The St. Paul and USF&G on a combined basis discount only tabular workers' compensation reserves using an interest rate of up to 3.5%. Since these reserves have an ultimate cost and payment pattern that are fixed and determinable in accordance with Staff Accounting Bulletin No. 62, "Discounting by Property-Casualty Insurance Companies," The St. Paul has determined that the discounting of such reserves is the preferable accounting treatment. The conforming accounting adjustment in the preceding table represents the net reduction in insurance losses and loss adjustment expenses to conform the discounting policies of the two companies with regard to these reserves.

NOTE 14   ACQUISITIONS

In 1997, we acquired TITAN Holdings, Inc. (Titan), a property-liability insurance company located in San Antonio, Texas, for $259 million including assumed debt. Titan specializes in the non-standard automobile and government entities insurance markets. The transaction resulted in goodwill of approximately $151 million, which is being amortized over 40 years. The consideration paid included shares of our common stock, valued at approximately $112 million. As of Dec. 31, 1997, $47 million in cash payments were made to reduce debt and cover certain other acquisition-related expenses. The remaining consideration of $97 million, consisting of cash payments to Titan's shareholders, was subsequently paid in February, 1998.

   In 1997, The John Nuveen Company (Nuveen), our asset management-investment banking segment, acquired Flagship Resources, Inc., a firm that managed the assets of both its sponsored and marketed family of mostly tax-free mutual funds and its private investment accounts, for a total cost of approximately $72 million, plus as much as an additional $20 million contingent upon meeting future growth targets. Nuveen also acquired Rittenhouse Financial Services, Inc., an equity and balanced fund investment management firm, in 1997 for a total cost of approximately $147 million. These acquisitions added approximately $13.8 billion to Nuveen's assets under management. The cost of these acquisitions was largely composed of goodwill of $213 million which is being amortized over 30 years.

   In late 1996, we acquired Afianzadora Insurgentes, S.A. de C.V. (Afianzadora), a surety bond company in Mexico, for $65 million in cash. This acquisition resulted in goodwill of $18 million, which is being amortized over 20 years.

   In 1996, we acquired Northbrook Holdings, Inc. and its three insurance subsidiaries from Allstate Insurance Company. Northbrook and its subsidiaries underwrite various property-liability commercial insurance products throughout the United States. Our total cost for this acquisition was approximately $193 million, which was provided from internal funds. We recorded goodwill of approximately $71 million that we are amortizing over 15 years.

   In the Northbrook purchase agreement, we agreed to pay Allstate additional consideration of up to $50 million in the event a redundancy develops on the acquired Northbrook reserves between the purchase date and July 31, 2000. Similarly, Allstate agreed to pay us consideration of up to $100 million in the event a deficiency develops on those reserves during the same time period. Any amounts to be paid by either party will depend on the extent of the redundancy or deficiency and will be determined in accordance with terms described in the purchase agreement.

   All of these acquisitions were accounted for as purchases. As a result, the acquired companies' results were included in our consolidated results from the date of purchase. Consolidated results would not have been materially different had the acquisitions been completed at the beginning of the year of acquisition.

NOTE 15    REINSURANCE

Our financial statements reflect the effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to our acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies agree to share certain risks with us. The primary purpose of ceded reinsurance is to protect us from potential losses in excess of what we are prepared to accept.

   We report balances pertaining to reinsurance transactions "gross" on the balance sheet, meaning that reinsurance recoverables on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

   We expect the companies to which we have ceded reinsurance to honor their obligations. In the event these companies are unable to honor their obligations to us, we will pay these amounts. We have established allowances for possible nonpayment of amounts due to us.

   Additionally, we have been active in the involuntary market as a servicing carrier whereby we process business for a pool but take no net underwriting risk because we are directly reimbursed for the cost of processing policies and settling any related claims. Servicing carrier receivables of $710 million and $661 million associated with this business are included in our supplemental balance sheet in reinsurance recoverables on unpaid losses at Dec. 31, 1997 and 1996, respectively.

   In August 1996, our life insurance subsidiary entered into a coinsurance contract with an unaffiliated life insurance company to cede a significant portion of a block of single premium deferred annuities. As part of the transaction, our life insurance subsidiary transferred $932 million of investments and other assets to the coinsurer and recorded a reinsurance recoverable of $964 million. In December 1997, our life insurance subsidiary entered into another coinsurance agreement with an unaffiliated life reinsurance company whereby it transferred approximately $144 million of investments and other assets to the reinsurer and recorded a reinsurance recoverable of $131 million. These transactions had no material effect on our 1997 or 1996 net income.

   The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses, loss adjustment expenses and life policy benefits is as follows:

 (In thousands)                                                             Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
PREMIUMS WRITTEN
Direct                                                $6,340,767                $6,345,860                 $6,143,525
Assumed                                                1,502,887                 1,589,900                  1,664,494
Ceded                                                   (911,117)                 (901,277)                (1,001,379)
----------------------------------------------------------------------------------------------------------------------
  Net premiums written                                $6,932,537                $7,034,483                 $6,806,640
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

PREMIUMS EARNED
Direct                                                $6,528,712                $6,347,572                 $5,931,474
Assumed                                                1,530,969                 1,584,275                  1,571,791
Ceded                                                   (898,652)                 (897,737)                (1,040,008)
----------------------------------------------------------------------------------------------------------------------
  Net premiums earned                                  7,161,029                 7,034,110                  6,463,257
Life                                                     137,071                   144,572                    173,879
----------------------------------------------------------------------------------------------------------------------
  Total premiums earned                               $7,298,100                $7,178,682                 $6,637,136
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

INSURANCE LOSSES, LOSS ADJUSTMENT
EXPENSES AND LIFE POLICY BENEFITS
Direct                                                $4,730,435                $4,539,951                 $4,500,910
Assumed                                                1,011,883                 1,043,400                  1,179,580
Ceded                                                   (648,797)                 (429,786)                (1,046,302)
----------------------------------------------------------------------------------------------------------------------
  Net insurance losses and
    loss adjustment expenses                           5,093,521                 5,153,565                  4,634,188
----------------------------------------------------------------------------------------------------------------------
Life policy benefits                                     276,848                   312,737                    376,475
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
  Total insurance losses, loss adjustment
    expenses and life policy benefits                 $5,370,369                $5,466,302                 $5,010,663
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NOTE 16    STATUTORY ACCOUNTING PRACTICES

Our underwriting operations are required to file financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, which differ from GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners. Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile. At Dec. 31, 1997, permitted property-liability transactions related to the disposal of certain real property acquired as security increased statutory surplus by $20 million over what it would have been had prescribed accounting practices been followed. At Dec. 31, 1997, permitted life insurance transactions related to the release of capital gains related to a coinsurance contract and the related establishment of a voluntary investment reserve had the effect of increasing statutory surplus by $23 million. On a statutory accounting basis, our property-liability underwriting operations reported net income of $1.15 billion in 1997, $759.2 million in 1996 and $476.3 million in 1995. Our life insurance operations reported statutory net income of $20.6 million, $27.3 million and $14.7 million in 1997, 1996 and 1995, respectively. Statutory surplus (shareholder's equity) of our property-liability underwriting operations was $5.0 billion and $4.6 billion as of Dec. 31, 1997 and 1996, respectively. Statutory surplus of our life insurance operation was $195 million and $213 million as of Dec. 31, 1997 and 1996, respectively.

NOTE 17    SEGMENT INFORMATION

In 1997, we implemented the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about a company's operating segments.

   We have four reportable segments in our insurance operations, which consist of worldwide insurance, reinsurance, property-liability underwriting investment function, and life insurance. The insurance operations are managed separately because each one targets different customers and requires different marketing strategies. We also have an asset management-investment banking segment, consisting of our majority ownership in The John Nuveen Company.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on GAAP underwriting result for our property-liability insurance segments, investment income and realized gains for our investment function, and on pretax operating results for the life insurance and asset management-investment banking segments. Property-liability underwriting assets are reviewed in total by management for purposes of decision making. We do not allocate assets to these specific underwriting segments. Assets are specifically identified for our life insurance and asset management-investment banking segments.

GEOGRAPHIC AREAS - The following summary presents financial data of our continuing operations based on their location.

(In thousands)                                                               Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                            1997                      1996                       1995
REVENUES
U.S.                                                  $8,820,153                $8,544,996                 $7,892,337
Non-U.S.                                                 803,026                   686,541                    622,623
----------------------------------------------------------------------------------------------------------------------
  Total revenues                                      $9,623,179                $9,231,537                 $8,514,960
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   SEGMENT INFORMATION - The summary on the next page presents revenues and pretax income from continuing operations for our reportable segments. The revenues of our life insurance and asset management-investment banking segments include their respective investment income. The table also presents identifiable assets for our property-liability underwriting operation in total, and our life insurance and asset management-investment banking segments.

Income (loss) from continuing operations before income taxes for 1996 included facilities exit (costs)/income by segment as follows: Worldwide insurance operations, $(28) million; and other operations, $70 million.

 (In thousands)                                                                Year ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                                     1997                  1996                  1995
REVENUES FROM CONTINUING OPERATIONS
Underwriting:
  Worldwide insurance operations                             $  5,931,969           $ 5,796,643          $  5,293,450
  Reinsurance                                                   1,229,060             1,237,467             1,170,311
----------------------------------------------------------------------------------------------------------------------
      Total property-liability
        premiums earned                                         7,161,029             7,034,110             6,463,761
  Net investment income                                         1,323,967             1,236,013             1,169,362
  Realized investment gains                                       412,332               271,483                88,445
  Other                                                            47,732                50,338                48,425
---------------------------------------------------------------------------------------------------------------------
      Total property-liability underwriting                     8,945,060             8,591,944             7,769,993
Life insurance                                                    403,821               356,887               480,966
Asset management-investment banking                               268,927               232,347               236,230
----------------------------------------------------------------------------------------------------------------------
      Total reportable segments                                 9,617,808             9,181,178             8,487,189
Parent company, other operations
   and consolidating eliminations                                   5,371                50,359                27,771
----------------------------------------------------------------------------------------------------------------------
      Total revenues                                         $  9,623,179           $ 9,231,537          $  8,514,960
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
Underwriting:
  Worldwide insurance operations                             $   (236,722)           $ (366,790)          $  (275,331)
  Reinsurance                                                       3,943                17,322                48,420
----------------------------------------------------------------------------------------------------------------------
      Total GAAP underwriting result                             (232,779)             (349,468)             (226,911)
  Net investment income                                         1,323,967             1,236,013             1,169,362
  Realized investment gains                                       412,332               271,483                88,445
  Other                                                          (112,935)             (208,002)             (93,085)
----------------------------------------------------------------------------------------------------------------------
      Total property-liability underwriting                     1,390,585               950,026               937,811
Life insurance                                                     77,995                (8,250)               27,899
Asset management-investment banking                                92,617                91,697                88,197
----------------------------------------------------------------------------------------------------------------------
      Total reportable segments                                 1,561,197             1,033,473             1,053,907
Parent company, other operations
   and consolidating eliminations                                (225,489)              (42,375)             (157,165)
----------------------------------------------------------------------------------------------------------------------
      Total income from continuing
         operations before income taxes                      $  1,335,708             $ 991,098            $  896,742
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                         December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                 1997                       1996
IDENTIFIABLE ASSETS
Property-liability underwriting                                           $31,688,474                $30,005,932
Life insurance                                                              4,478,236                  4,204,400
Asset managment-investment banking                                            516,690                    356,318
----------------------------------------------------------------------------------------------------------------------
      Total reportable segments                                            36,683,400                 34,566,650
Parent company, other operations, consolidating
  eliminations and discontinued operations                                    675,428                    579,586
----------------------------------------------------------------------------------------------------------------------
      Total assets                                                        $37,358,828                $35,146,236
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NOTE 18    COMPREHENSIVE INCOME

We adopted the disclosure provisions of SFAS No. 130, "Reporting Comprehensive Income," in 1997. Comprehensive income is defined as any change in our equity from transactions and other events originating from nonowner sources. In our case, those changes are comprised of our reported net income, changes in unrealized appreciation and changes in unrealized foreign currency translation adjustments and minimum pension liability. The following summaries present the components of our comprehensive income, other than net income, for the last three years.

(In thousands)                                                             Year ended December 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                                                                    INCOME
                                                          PRETAX                TAX EFFECT                  AFTER-TAX
Unrealized depreciation arising
  during period                                        $(156,533)                 $(77,766)                  $(78,767)
Less: reclassification adjustment
  for realized gains included in
  net income                                             412,816                   167,619                    245,197
----------------------------------------------------------------------------------------------------------------------
    Net change in unrealized
      appreciation                                       256,283                    89,853                    166,430
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
    Net change in unrealized loss
      on foreign currency translation                     (3,284)                     (621)                    (2,663)
----------------------------------------------------------------------------------------------------------------------

    Total other comprehensive income                   $ 252,999                  $ 89,232                  $ 163,767
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(In thousands)                                                             Year ended December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                                    Income
                                                          Pretax                Tax Effect                  After-tax
Unrealized appreciation (depreciation)
  arising during period                                  $96,559                  $132,039                  $ (35,480)
Less: reclassification adjustment
  for realized gains included in
  net income                                             281,841                    97,583                    184,258
----------------------------------------------------------------------------------------------------------------------

    Net change in unrealized
      depreciation                                      (185,282)                   34,456                   (219,738)
----------------------------------------------------------------------------------------------------------------------
Unrealized loss on foreign
  currency translation                                    (5,030)                       97                     (5,127)
Less: reclassification adjustment
  for realized loss relating to
  discontinued operations                                (22,932)                    2,662                    (25,594)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
    Net change in unrealized loss
      on foreign currency translation                     17,902                    (2,565)                    20,467
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Minimum pension liability                                100,312                         -                    100,312
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
    Total other comprehensive loss                    $  (67,068)                 $ 31,891                  $ (98,959)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(In thousands)                                                             Year ended December 31, 1995
----------------------------------------------------------------------------------------------------------------------
                                                                                    Income
                                                          Pretax                Tax Effect                  After-tax
Unrealized appreciation arising
  during period                                       $1,433,636                  $347,125                 $1,086,511
Less: reclassification adjustment
  for realized gains included in
  net income                                              83,111                    28,215                     54,896
----------------------------------------------------------------------------------------------------------------------

    Net change in unrealized
      appreciation                                     1,350,525                   318,910                  1,031,615
----------------------------------------------------------------------------------------------------------------------

Unrealized gain on foreign
   currency translation                                    4,130                       285                      3,845
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Minimum pension liability                                (37,312)                        -                    (37,312)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
    Total other comprehensive income                  $1,317,343                  $319,195                   $998,148
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

NOTE 19    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is an unaudited summary of our quarterly results for the last three years.

 (In thousands)                                                                          1997
----------------------------------------------------------------------------------------------------------------------
                                                                  FIRST         SECOND          THIRD          FOURTH
                                                                QUARTER        QUARTER        QUARTER         QUARTER
Revenues                                                     $2,402,251     $2,493,102     $2,324,290      $2,403,536
Income from continuing operations                               237,168        288,942        215,172         255,760
Net income                                                      169,418        288,942        215,172         255,760
Earnings per common share:
  Basic:
    Income from continuing operations                              1.02           1.25           0.92            1.09
    Net income                                                     0.72           1.25           0.92            1.09
  Diluted:
    Income from continuing operations                              0.94           1.15           0.86            1.01
    Net income                                                     0.67           1.15           0.86            1.01
----------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                          1996
----------------------------------------------------------------------------------------------------------------------
                                                                  First         Second          Third          Fourth
                                                                Quarter        Quarter        Quarter         Quarter
Revenues                                                     $2,197,076     $2,222,329     $2,347,496      $2,464,636
Income from continuing operations                               206,633        207,417        155,369         271,042
Net income                                                      191,043        202,175        169,480         170,004
Earnings per common share:
  Basic:
    Income from continuing operations                              0.85           0.85           0.64            1.14
    Net income                                                     0.78           0.83           0.70            0.70
  Diluted:
    Income from continuing operations                              0.79           0.80           0.60            1.06
    Net income                                                     0.73           0.78           0.66            0.66
----------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                          1995
----------------------------------------------------------------------------------------------------------------------
                                                                  First         Second          Third          Fourth
                                                                Quarter        Quarter        Quarter         Quarter
Revenues                                                     $2,010,883     $2,099,858     $2,155,538      $2,248,681
Income from continuing operations                               181,413        169,354        191,832         225,432
Net income                                                      164,625        163,980        197,123         225,664
Earnings per common share:
  Basic:
    Income from continuing operations                              0.75           0.69           0.78            0.93
    Net income                                                     0.68           0.67           0.81            0.93
  Diluted:
    Income from continuing operations                              0.71           0.65           0.73            0.86
    Net income                                                     0.64           0.63           0.75            0.86
----------------------------------------------------------------------------------------------------------------------

The St. Paul Companies, Inc.
Management's Discussion and Analysis of Financial Condition and Results of Operations

ON APRIL 24, 1998, THE ST. PAUL COMPANIES, INC. (THE ST. PAUL) COMPLETED ITS MERGER WITH USF&G CORPORATION (USF&G) IN A TAX-FREE EXCHANGE OF STOCK ACCOUNTED FOR AS A POOLING OF INTERESTS. THE COMBINED ORGANIZATION OPERATES UNDER THE ST. PAUL NAME AND IS HEADQUARTERED IN ST. PAUL, MINN. THE FOLLOWING DISCUSSION IS BASED ON THE COMBINED RESULTS OF THE ST. PAUL AND USF&G FOR ALL PERIODS PRESENTED UNLESS OTHERWISE STATED.

CONSOLIDATED OVERVIEW

The St. Paul posted pretax earnings from continuing operations of $1.34 billion in 1997, 35% higher than comparable 1996 earnings of $991 million. The improvement over 1996 was driven by a significant increase in realized investment gains and a decline in catastrophe losses compared with 1996. Earnings from the life insurance operations also improved in 1997, and The John Nuveen Company, The St. Paul's asset management-investment banking subsidiary, posted its third consecutive year of record results.

The following table summarizes The St. Paul's results for each of the last three years:

                                                                Year Ended December 31
(In millions)                                          1997              1996             1995
----------------------------------------------------------------------------------------------------
Pretax income from continuing operations               $1,336           $ 991            $ 897
Income tax expense                                        339             151              129
----------------------------------------------------------------------------------------------------
   Income from continuing operations                      997             840              768
Loss from discontinued operations                         (68)           (107)             (17)
----------------------------------------------------------------------------------------------------
   Net income                                          $  929           $ 733            $ 751
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
   Per share                                           $ 3.69           $2.84            $2.89
----------------------------------------------------------------------------------------------------

    Income tax expense in 1997 was substantially higher than in 1996 and 1995 due to higher pretax income and the absence of income tax benefits from the recognition of net operating loss carryforwards.

    The St. Paul sold its entire insurance brokerage operation, Minet, to Aon Corporation in 1997. As a result, Minet is classified as a discontinued operation for all years presented in the supplemental financial statements. Proceeds from the sale were approximately equal to Minet's carrying value at the time of sale.

    The St. Paul recorded a $68 million loss on disposal (net of taxes) in 1997, however, which reflected its commitment for certain costs related to the Minet divestiture. The St. Paul also recorded a net loss on disposal in 1996 when it decided to exit the brokerage business. That provision reduced Minet's carrying value to The St. Paul's estimate of its net realizable value.

    Common shareholders' equity grew to $6.6 billion at the end of 1997, an increase of $960 million from year-end 1996, which resulted from 1997's strong net income. With 233.1 million shares outstanding at the end of 1997, The St. Paul's book value per common share was $28.27, compared with $24.39 on Dec. 31, 1996.

    In 1996, pretax income from continuing operations of $991 million increased nearly $100 million over comparable 1995 income of $897 million. Strong growth in realized gains and investment income and an increase in life insurance earnings more than offset the impact of over $300 million of catastrophe losses.

    Income in 1996 benefited from a net reduction of $42 million in expenses relating to the consolidation of certain branch office locations. In 1994, The St. Paul decided to exit an office tower it leased in downtown Baltimore and consolidate its Baltimore operations in a different location. Facilities exit costs of $183 million recorded in 1994 represented the present value of the rent and other operating expenses then estimated to be incurred under the tower lease from the time the tower was vacated through the expiration of its lease in 2009. These costs did not consider any potential future sublease income, as such income was neither probable nor reasonably estimable at that time. To the extent that additional or extended subleases are subsequently negotiated, the present value of income to be received over the terms of those subleases is recognizable in the period such income becomes probable and reasonably estimable. In 1996, $54 million of such income was recognized, as was a $12 million credit related to reduced property tax assessments on the tower. The St. Paul also recorded $24 million of expenses in 1996 relating to the reorganization of a portion of its branch office system.

    The following table summarizes the sources of The St. Paul's consolidated revenues for the last three years:

                                                                  Year Ended December 31
(In millions)                                            1997              1996             1995
------------------------------------------------------------------------------------------------------
Revenues:
  Insurance premiums earned:
   Property-liability                                    $7,161          $7,034           $6,463
   Life                                                     137             145              174
  Net investment income                                   1,578           1,513            1,474
  Realized investment gains                                 423             262               92
  Asset management-investment banking                       262             220              221
  Other                                                      62              58               91
------------------------------------------------------------------------------------------------------
   Total revenues                                        $9,623          $9,232           $8,515
------------------------------------------------------------------------------------------------------
   Increase over prior year                                   4%              8%              11%
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

    The revenue growth rate fell to 4% in 1997, reflecting the competitive property-liability insurance environment which has negatively impacted premium volume. The majority of the increase in earned premiums in 1997 resulted from the mid-1996 acquisition of Northbrook Holdings, Inc. (Northbrook), a commercial insurance underwriting operation, from Allstate Insurance Company. Northbrook also accounted for approximately $34 million of incremental investment income in 1997. The $161 million increase in realized investment gains primarily resulted from sales of venture capital and equity investments in favorable market conditions. Nuveen's 19% increase in revenues in 1997 was primarily the result of two acquisitions completed during the year.

    In 1996, an increase in premiums earned in the Reinsurance segment and in the General Commercial business center accounted for the majority of revenue growth over 1995. Northbrook contributed $214 million of earned premiums and approximately $25 million of investment income to consolidated revenues subsequent to its acquisition in July 1996.

PROPERTY-LIABILITY UNDERWRITING OVERVIEW

Competitive conditions throughout virtually all of the property-liability markets in which The St. Paul operates persisted, and in many cases, intensified during 1997. The property-liability industry as a whole has experienced a prolonged cycle of soft pricing characterized by excess capacity and stagnant demand in primary insurance markets. During this period, The St. Paul has focused on preserving its premium base and the underlying quality of its book of business while selectively seeking opportunities for premium growth through new product offerings and strategic acquisitions.

    The St. Paul's underwriting operations recorded pretax earnings of $1.39 billion in 1997, an increase of $440 million, or 46%, over comparable 1996 earnings of $950 million. The improvement over 1996 was driven by an increase of $141 million in realized investment gains, a $117 million improvement in underwriting results and an $88 million increase in investment income. Catastrophe losses in 1997 totaled $132 million, compared with $315 million in 1996 and $187 million in 1995.

    The St. Paul's combined ratio (the combination of the loss and expense ratios) was 103.8 in 1997, over a point better than the 1996 ratio of 105.1. The loss ratio of 71.1, measuring losses and loss adjustment expenses as a percentage of earned premiums, was 2.1 points better than the 1996 ratio of
73.2. Catastrophe losses accounted for 1.8 points of the loss ratio in 1997, compared with a 4.5 point impact in 1996. The expense ratio, however, which measures underwriting expenses as a percentage of premiums written, deteriorated to 32.7 in 1997, up from the 1996 expense ratio of 31.9. The lack of premium growth and Northbrook integration costs negatively impacted the expense ratio in 1997.

PROPERTY-LIABILITY UNDERWRITING
WORLDWIDE INSURANCE OPERATIONS

The St. Paul's Worldwide Insurance segment consists of its domestic and international primary underwriting operations. The St. Paul underwrites property-liability insurance and provides insurance-related products and services to commercial, professional and individual customers. In the domestic market, it utilizes a network of independent agents and brokers to deliver its insurance products. Based on 1996 premium volume, The St. Paul ranked as the eighth-largest U.S. property-liability underwriter.

The Worldwide Insurance segment consists of the following business centers:

SPECIALIZED COMMERCIAL

The Specialized Commercial business center consists of Custom Markets, Professional Markets, Medical Services, Major Markets, Surety, and Pools and Other. CUSTOM MARKETS serves specific commercial customer sub-segments, including Technology, Surplus Lines, Ocean Marine, and Oil and Gas. PROFESSIONAL MARKETS provides property and liability coverages for financial institutions, public entities and professionals, such as lawyers, real estate agents and insurance agents. MEDICAL SERVICES offers medical professional liability, property and general liability insurance to the entire health care delivery system. Based on 1996 premium volume, Medical Services ranked as the largest medical liability insurance underwriter in the United States. MAJOR MARKETS provides specialized products and services for targeted industry groups, which include Construction, Service Industries, Transportation, Manufacturing, Special Property and National Programs. SURETY underwrites contract and noncontract surety bonds for construction contractors, commercial businesses and individuals, which guarantee that third parties will be indemnified against the nonperformance of contractual obligations. Based on 1996 written premium volume, The St. Paul's surety operation ranked as the largest underwriter of surety bonds in the United States. The St. Paul's Mexican surety operation, Afianzadora Insurgentes, S.A. de C.V. (Afianzadora), which was acquired in late 1996 and is the largest surety operation in Mexico, is also included in the Surety business center.

GENERAL COMMERCIAL

The General Commercial business center provides property and liability insurance for a broad range of small to midsized commercial enterprises. Coverages include general liability, workers' compensation, commercial auto and fire, umbrella and excess liability, and inland marine. General Commercial offers tailored coverages for specific customer groups, such as museums, golf courses, colleges and schools, manufacturers, wholesalers and processors. The small commercial product line includes policies for individuals, groups or franchise operations, including offices, retailers and family restaurants.

PERSONAL INSURANCE

The Personal Insurance business center provides a broad portfolio of property-liability insurance products and services for individuals. Through a variety of single-line and multi-line package policies, individuals can acquire coverages to protect personal property such as homes, automobiles and boats, as well as to provide coverage for personal liability. This business center also includes the Nonstandard Auto line, which provides automobile insurance products for individuals unable to obtain traditional insurance coverage based on certain underwriting criteria.

INTERNATIONAL UNDERWRITING

The St. Paul's International operations (International) include most primary insurance written outside the United States. The St. Paul has a presence as a licensed insurance company in Canada and 10 countries in Europe, Africa, and Latin America. International includes business generated from The St. Paul's participation in Lloyd's of London as an investor and as the owner of three managing agencies. International also provides coverage for the non-U.S. risks of U.S. corporate policyholders and foreign-based companies' exposures in the United States. International offers a range of commercial and personal products and services tailored to meet the unique needs of international customers.

The following table summarizes the Worldwide Insurance segment's results for the last three years:

                                                 Year Ended December 31
(Dollars in millions)                   1997              1996             1995
-------------------------------------------------------------------------------------
Written premiums                      $5,732            $5,749           $5,554
Underwriting result                    $(237)            $(367)           $(275)
Combined ratio                         104.8             106.4            104.3
-------------------------------------------------------------------------------------

PREMIUMS

Written premiums of $5.73 billion in 1997 were virtually level with the 1996 total. In the Specialized Commercial business center, Custom Markets' premiums were down slightly from 1996, primarily due to The St. Paul's withdrawal from the underperforming trucking line of business. Medical Services' premium volume declined 11% from 1996, reflecting the intensely competitive conditions in the medical liability marketplace. Surety premiums grew in 1997 due primarily to new business generated by Afianzadora, acquired in late 1996, in Mexico. Major Markets' premium volume was up slightly in 1997, due to new business growth in the Construction, Transportation and Manufacturing sectors.

    General Commercial premiums grew in 1997, primarily due to the impact of Northbrook, which generated premiums of $230 million in 1997, compared with premiums of $140 million for the five months subsequent to its acquisition in August 1996. Excluding the impact of Northbrook, General Commercial premiums declined in 1997, reflecting the competitive conditions in this market sector.

    Personal Insurance premiums in total declined in 1997, primarily due to a new personal lines quota share reinsurance treaty, which resulted in the ceding of $109 million of premium. Nonstandard Auto premiums in the Personal Insurance business center increased 21% over 1996, however, reflecting growth in new business.

    International premiums grew 10% in 1997, largely due to the favorable impact of foreign currency translation. International insurance markets in 1997 were characterized by severe price cutting among Lloyd's syndicates and insurers operating in virtually all countries where The St. Paul has a presence.

UNDERWRITING RESULT

The GAAP underwriting result for the Worldwide Insurance segment improved by $130 million compared with 1996, primarily due to a decline in catastrophe losses. Catastrophe losses in 1997 totaled $132 million, largely resulting from severe flooding in the Red River Valley, which forms the border between Minnesota and North Dakota, spring storms in the Midwest, and various other storms. In 1996, catastrophe losses of $315 million were largely the result of severe winter storms, floods, windstorms and several hurricanes, including Hurricane Fran.

    In Specialized Commercial, Medical Services posted an essentially break-even underwriting result in 1997 after recording an underwriting profit of $55 million in 1996. Competitive pricing pressures, a reduction in the magnitude of favorable prior-year loss development, and an increase in the severity of incurred losses were all contributing factors to the decline in Medical Services profitability in 1997. The Surety business center posted a strong increase in profitability in 1997, due to improved loss experience in domestic contract surety and the addition of Afianzadora, which recorded a $9 million underwriting profit for the year.

    General Commercial's underwriting results in 1997 benefited from the decline in catastrophe losses. Northbrook integration costs and the lack of real premium growth, however, negatively impacted General Commercial's expense ratio in 1997. Personal Insurance experienced a dramatic improvement in results in 1997, attributable primarily to the impact of corrective pricing and underwriting measures implemented in the wake of sizable losses in 1996. International's underwriting loss of $53 million in 1997 was $31 million worse than the comparable 1996 result, largely due to reserve strengthening in Europe.

1996 VS. 1995

Premium volume in 1996 grew by $195 million over 1995, primarily due to the impact of the Northbrook acquisition, which contributed $140 million of incremental written premiums in 1996. Medical Services premiums declined by $88 million in 1996 compared to 1995, reflecting competitive market conditions. Personal Insurance premiums increased in 1996, primarily the result of new business.

    The underwriting loss of $367 million in 1996 was significantly worse than the 1995 loss of $275 million. An increase in catastrophe losses and a deterioration in noncatastrophe loss experience in Personal Insurance were the primary factors influencing the 1996 result.

PROPERTY-LIABILITY UNDERWRITING
REINSURANCE

The St. Paul's Reinsurance segment consists of St. Paul Re and F&G Re, which underwrite reinsurance for leading property-liability insurance companies worldwide, and Discover Re, which underwrites primary insurance and reinsurance and provides related insurance products and services to the alternative risk transfer market. St. Paul Re and F&G Re underwrite both treaty and facultative reinsurance for property, liability, ocean marine, surety and certain specialty classes of business, and obtain business primarily in the broker or intermediary market. F&G Re also underwrites finite risk reinsurance, which provides coverage at lower margins than traditional reinsurance in return for a lower possibility of loss. Discover Re provides products for self-insured companies and insurance pools, as well as ceding to and reinsuring captive insurers.

    The following table summarizes the Reinsurance segment's results for each of the last three years.

                                              Year Ended December 31
(Dollars in millions)                1997              1996             1995
----------------------------------------------------------------------------------
Written premiums                   $1,200            $1,286           $1,252
Underwriting result                    $4               $17              $48
Combined ratio                       99.0              99.0             96.0
----------------------------------------------------------------------------------

PREMIUMS

Written premiums of $1.2 billion in 1997 declined 6% from the 1996 total, reflecting very soft market conditions for reinsurance products worldwide. Plentiful reinsurance capacity and the lack of significant catastrophe losses in the international arena continued to drive rates down in 1997, making premium growth difficult. The St. Paul has responded to these conditions by sacrificing premium volume when necessary to maintain its underwriting standards. New business opportunities in selected market sectors, however, partially mitigated the impact of soft market conditions on premium volume. St. Paul Re utilized a portion of its securitized reinsurance capacity in 1997, contributing to an increase in North American property business. Discover Re experienced an increase in premium volume in 1997, primarily due to growth in its captive reinsurance business.

UNDERWRITING RESULT

The Reinsurance segment posted an essentially break-even underwriting result in 1997, down from 1996's underwriting profit of $17 million. The deterioration in 1997 was primarily the result of an increase in losses from casualty reinsurance coverages, an increase in commission expense due to a shift in business mix, and higher compensation expenses. Catastrophe losses in the Reinsurance segment in 1997 were down from 1996 levels.

1996 VS. 1995

In 1996, premium volume increased 3% in a very competitive market environment, reflecting a shift on the part of some customers to more financially secure reinsurers. An increase in excess-of-loss business also contributed to premium growth over 1995. The deterioration in underwriting results in 1996 was largely due to an increase in noncatastrophe loss experience on North American casualty reinsurance business.

PROPERTY-LIABILITY UNDERWRITING
INVESTMENT OPERATIONS

The majority of funds available for investment are deployed in a widely diversified portfolio of fixed maturities structured to maximize investment income while minimizing credit risk. The St. Paul also invests in equity securities, venture capital, real estate and mortgage loans in an effort to provide for long-term growth in the value of the investment portfolio, and to enhance shareholder value. These investment classes have the potential for higher returns but also involve a greater degree of risk, including less stable rates of return and less liquidity. New funds available for investment can be generated by underwriting cash flows, consisting of the excess of premiums collected over losses and expenses paid, and investment cash flows, which consist of income on existing investments and proceeds from sales and maturities of investments.

   The property-liability underwriting operations' investment portfolio generated $1.32 billion of pretax investment income in 1997, an increase of 7% over 1996 income of $1.24 billion. The majority of the increase resulted from underlying growth in invested assets fueled by investment cash flows during 1997. The incremental impact of a full year's worth of income on Northbrook assets acquired in July 1996 accounted for approximately 3% of the 1997 growth rate. Underwriting cash flows in 1997 were negatively impacted by the combination of negligible premium growth and the increase in insurance loss payments stemming from the runoff of Northbrook loss reserves acquired in 1996. Investment income in 1996 grew 6% over 1995 due to strong investment cash flows and the acquisition of Northbrook, which added $1.14 billion of high-quality fixed maturities to the portfolio.

   Pretax realized gains from the sale of investments in 1997 totaled a record $412 million in The St. Paul's property-liability underwriting operations, compared with pretax gains of $271 million in 1996. Most of the gains in both years originated from sales of venture capital and equity securities. Pretax realized gains in 1995 were $88 million.

   The following table provides a look at the composition and carrying value of the property-liability investment portfolio at the end of 1997 and 1996, followed by additional information about each major investment class.

                                                 December 31
(In millions)                               1997              1996
----------------------------------------------------------------------
Fixed maturities                         $18,068           $17,456
Equities                                   1,006               792
Real estate                                  846               928
Mortgage loans                               366               243
Venture capital                              462               586
Short-term investments                       849               688
Other investments                            834               359
----------------------------------------------------------------------
  Total investments                      $22,431           $21,052
----------------------------------------------------------------------
----------------------------------------------------------------------

FIXED MATURITIES - The fixed maturities portfolio is composed of high-quality, intermediate-term taxable U.S. government agency and corporate bonds and tax-exempt U.S. municipal bonds. The St. Paul manages its bond portfolio conservatively, investing the majority of funds in investment-grade (BBB or better) securities. Approximately 95% of the portfolio was rated at investment grade, with the remainder consisting of a limited portfolio of higher-yielding, noninvestment grade bonds and nonrated securities.

   The primary factors considered to determine the mix of taxable and tax-exempt security purchases are The St. Paul's consolidated tax position and the relationship between taxable and tax-exempt yields. New investment purchases in 1997 included both taxable and tax-exempt bonds. Taxable bonds comprised 65% of the fixed maturity portfolio at the end of 1997, compared with 35% for tax-exempts. The bond portfolio produced pretax investment income of $1.2 billion in 1997, compared with $1.1 billion in 1996.

   Bonds are carried on the balance sheet at market value, with the corresponding appreciation or depreciation recorded in shareholders' equity net of taxes. The market value of bonds fluctuates based on the relationship between their stated yields and prevailing market yields at any given time. Movement in market interest rates and anticipated future trends in market yields can quickly and significantly impact bond market values. At the end of 1997, the pretax unrealized appreciation on the bond portfolio totaled $853 million, compared with $528 million at the end of 1996.

   A look at the amortized cost of bond holdings, which excludes market appreciation, provides a more accurate barometer of real growth in the underlying invested asset base. The amortized cost at the end of 1997 was $17.22 billion, compared with $16.93 billion at the end of 1996.

EQUITIES - Equity holdings consist of a diversified portfolio of common stocks, which accounts for 5% of total investments. Sales of equities in 1997 generated pretax realized investment gains of $155 million, compared with gains of $201 million in 1996. The quality of the portfolio and favorable market conditions combined to generate substantial realized and unrealized gains in 1997 and 1996. Realized gains in 1996 included a $78 million gain on the sale of The St. Paul's ownership interest in Chancellor Capital Management, Inc. The unrealized appreciation included in the carrying value of the equity portfolio totaled $229 million at the end of 1997, compared with $176 million at the end of 1996.

REAL ESTATE AND MORTGAGE LOANS - Real estate and mortgage loans comprised 6% of total investments at the end of 1997. Real estate holdings primarily consist of commercial office and warehouse properties, apartment buildings and land that are owned directly or in which The St. Paul has a partial interest through joint ventures. These properties are geographically distributed throughout the United States. The St. Paul also has a portfolio of mortgage loans collateralized by income-producing real estate. Pretax investment income from real estate and mortgage loans totaled $79 million in 1997, compared with $67 million 1996. Real estate investments in 1997 generated net pretax realized gains of $53 million. The St. Paul recorded impairment adjustments on real estate holdings totaling $21 million and $40 million in 1997 and 1996, respectively.

VENTURE CAPITAL - Venture capital comprised 2% of invested assets at the end of 1997. These private investments span a variety of industries but are concentrated in information technology, health care and consumer products. This asset class produced record pretax realized gains of $213 million in 1997, significantly higher than gains of $86 million in 1996. The 1997 total included a gain of $129 million on the sale of the stock of Advanced Fibre Communications, Inc., a direct investment. The St. Paul's investments in several venture capital partnerships also produced sizable realized gains and cash flows in 1997. The venture capital portfolio in total produced net positive cash flows (after new investments) of $216 million in 1997, compared with $55 million in 1996. The carrying value of the venture capital portfolio at year-end 1997 included $138 million of unrealized appreciation.

PROPERTY-LIABILITY UNDERWRITING
LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

The St. Paul establishes reserves that reflect its estimates of the total losses and loss adjustment expenses it will ultimately have to pay under insurance policies and reinsurance contracts. These include losses that have been reported but not settled and losses that have been incurred but not reported (IBNR). Loss reserves for certain tabular workers' compensation business and certain assumed reinsurance contracts are discounted and also are reduced for estimates of salvage and subrogation.

   For reported losses, reserves are established on a "case" basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR losses, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates reflect such variables as past loss experience, social trends in damage awards, changes in judicial interpretation of legal liability and policy coverages, and inflation. The St. Paul takes into account not only monetary increases in the cost of what is insured, but also changes in societal factors that influence jury verdicts and case law and, in turn, claim costs.

   Subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process because many of the coverages offered involve claims that may not ultimately be settled for many years after they are incurred. Reserves are continually reviewed, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in the financial results in the periods in which they are made.

    A reconciliation of beginning and ending loss and loss adjustment expense reserves for each of the last three years is included in Note 6 of this report. That reconciliation shows that The St. Paul has recorded reductions in the loss provision for claims incurred in prior years totaling $627 million, $414 million and $302 million in 1997, 1996 and 1995, respectively.

    The reduction in 1997 was impacted by a change in the way The St. Paul assigns loss activity to a particular year for a portion of its reinsurance business. Prior to 1997, loss activity for assumed reinsurance written by The St. Paul's U.K.-based reinsurance operation was assigned to the year that the underlying reinsurance contract was written. In 1997, analysis indicated that an excess amount of loss activity was being assigned to prior years because of this practice. As a result, The St. Paul implemented an improved procedure in 1997 that more accurately assigns loss activity for this business to the year in which it originated. This change had the effect of increasing favorable development on previously established reserves by approximately $110 million in 1997. There was no net impact on total incurred losses, however, because there was a corresponding increase in the provision for current year loss activity in 1997.

    Factoring out the impact of this change, the reduction in prior year losses was still substantial in 1997, as were the reductions in 1996 and 1995. The favorable development on previously established reserves in the last several years has been centered in the Medical Services sector, and in general liability and workers' compensation coverages throughout The St. Paul's commercial underwriting operations.

    The St. Paul's medical liability reserving philosophy has evolved over many years of writing this unique type of liability business. The frequency and severity of medical liability claims can change suddenly, but the extent to which those changes will ultimately affect claim costs may not be known for several years. The favorable prior year development on general liability and workers' compensation reserves has largely resulted from improved claim experience and changes in the legal and regulatory environments in several areas of the country. These factors caused The St. Paul to reduce its estimate of the ultimate amount of losses incurred since the time that the reserves were initially established.

    In addition, the personal insurance sector contributed to the increase in favorable prior year development in 1997 compared with 1996. In 1996, deterioration in the personal book of business resulted in an increase in the provision for losses incurred in prior years. Actual experience in 1997, however, on previously established reserves resulted in favorable development.

PROPERTY-LIABILITY UNDERWRITING
ENVIRONMENTAL AND ASBESTOS CLAIMS

The St. Paul continues to receive claims alleging injuries from environmental pollution or alleging covered property damages for the cost to clean up polluted sites. It also receives asbestos injury claims arising out of product liability coverages under general liability policies. The vast majority of these claims arise from policies written many years ago. The St. Paul's alleged liability for both environmental and asbestos claims is complicated by significant legal issues, primarily pertaining to the scope of coverage. In The St. Paul's opinion, court decisions in certain jurisdictions have tended to broaden insurance coverage beyond the intent of original insurance policies.

   The ultimate liability for environmental claims is difficult to estimate because of these issues. Insured parties have submitted claims for losses not covered in the insurance policy, and the ultimate resolution of these claims may be subject to lengthy litigation, making it difficult to estimate our potential liability. In addition, variables, such as the length of time necessary to clean up a polluted site and controversies surrounding the identity of the responsible party and the degree of remediation deemed necessary, make it difficult to estimate the total cost of an environmental claim.

   Estimating the ultimate liability for asbestos claims is equally difficult. The primary factors influencing the estimate of the total cost of these claims are case law and a history of prior claim development, both of which are still developing.

   The following table represents a reconciliation of total gross and net environmental reserve development for the years ended Dec. 31, 1997 and 1996. Amounts in the "net" column are reduced by reinsurance recoverable.

                                                        1997                  1996                 1995
(In millions)                                     GROSS       NET       Gross      Net        Gross        Net
----------------------------------------------------------------------------------------------------------------------
ENVIRONMENTAL
Beginning reserves                                 $889       $676       $840      $631       $604        $529
Northbrook reserves acquired                          -          -         18         7          -           -
Incurred losses                                      44         58         87        92         69          78
Reserve reallocation                                  -          -          -         -        233          79
Paid losses                                         (66)       (57)       (56)      (54)       (66)        (55)
----------------------------------------------------------------------------------------------------------------------
Ending reserves                                    $867       $677       $889      $676       $840        $631
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   The following table represents a reconciliation of total gross and net reserve development for asbestos claims for the years ended Dec. 31, 1997 and 1996.

                                                    1997                  1996                 1995
(In millions)                                 GROSS       NET       Gross      Net        Gross        Net
------------------------------------------------------------------------------------------------------------------
ASBESTOS
Beginning reserves                             $413       $304       $421      $294       $310        $270
Northbrook reserves acquired                      -          -          6         6          -           -
Incurred losses                                  22         (5)        18        25          5           7
Reserve reallocation                              -          -          -         -        127          34
Paid losses                                     (38)       (20)       (32)      (21)       (21)        (17)
------------------------------------------------------------------------------------------------------------------
Ending reserves                                $397       $279       $413      $304       $421        $294
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

   Reserves for environmental and asbestos losses at Dec. 31, 1997 represent The St. Paul's best estimate of its ultimate liability for such losses, based on all information currently available. Because of the inherent difficulty in estimating such losses, however, The St. Paul cannot give assurances that its ultimate liability for environmental and asbestos losses will, in fact, match current reserves. The St. Paul continues to evaluate new information and developing loss patterns, but it believes any future additional loss provisions for environmental and asbestos claims will not materially impact the results of its operations, liquidity or financial position.

   In 1995, we recorded additional gross reserves of $360 million and specifically reallocated $113 million of previously recorded net reserves for North American environmental and asbestos losses on policies written in the United Kingdom prior to 1980.

   Total gross environmental and asbestos reserves at Dec. 31, 1997, of $1.26 billion represented approximately 6% of gross consolidated reserves of $21.97 billion.

LIFE INSURANCE
F&G LIFE

Life insurance products are written through F&G Life, a wholly-owned subsidiary of The St. Paul. F&G Life's principal products are deferred annuities (including tax sheltered annuities), structured settlement annuities, and immediate annuities. In addition to annuities, F&G Life also markets traditional life insurance products.

   In 1996, F&G Life entered into a coinsurance contract (1996 Coinsurance Contract) with an unaffiliated life insurance company to cede all of the remaining block of single premium deferred annuities (SPDAs) that were originally sold through stock brokerage firms (broker SPDA block). In 1997, another coinsurance contract was entered into with an unaffiliated life reinsurance company (1997 Coinsurance Contract), whereby F&G Life ceded a portion of its structured settlement annuities written prior to 1994 to the coinsurer. These transactions removed from F&G Life's direct obligations underperforming blocks of business that had significant exposure to changes in current interest rates. The broker SPDA block was also subject to high surrender rates. F&G Life's profitability and cash flows improved as a result.

   F&G Life represented 4% of The St. Paul's consolidated revenues from continuing operations in 1997 and 1996, compared with 6% in 1995. F&G Life also represented 12% of consolidated assets at Dec. 31, 1997 and 1996.

   Financial highlights for F&G Life were as follows:

                                              Year Ended December 31
(In millions)                        1997              1996             1995
----------------------------------------------------------------------------------
Sales                                $446              $427             $348
Premiums earned                       137               145              174
Net investment income                 253               269              306
Operating income                       64                49               27
----------------------------------------------------------------------------------

   F&G Life's earned premiums continued to decline in 1997, primarily due to a reduction in sales of life contingent structured settlement annuities. Structured settlement annuities with life contingencies are recognized as premiums earned, whereas nonlife contingent contracts are recorded directly to the balance sheet on a deposit accounting basis. Structured settlement annuities are sold primarily to property-liability underwriting to settle insurance claims. The decline in sales of these annuities for 1997 and 1996 resulted from a higher-than-average level of structured settlement annuities which property-liability underwriting purchased in prior years as part of its efforts to settle older claims.

   The decline in net investment income is primarily due to a lower asset base created by the transfer of approximately $918 million of F&G Life's fixed maturities under the 1996 Coinsurance Contract. Despite the decrease in premiums earned and net investment income, operating income for 1997 and 1996 increased when compared with 1996 and 1995, respectively, primarily due to improved investment spread management on annuity and universal life products and strong expense controls. Results for 1995 included $4 million of transition-related costs, including employee separation costs, as a result of F&G Life's agreement to outsource its information services and policy administration.

SALES

The following table shows life insurance and annuity sales (premiums and deposits) by distribution system and product type.

                                                        Year Ended December 31
(In millions)                                    1997              1996             1995
----------------------------------------------------------------------------------------------
DISTRIBUTION SYSTEM:
  Brokerage                                      $268              $255             $125
  National wholesaler                              91                79               91
  Direct structured settlements                    74                79              108
  Other                                            13                14               24
----------------------------------------------------------------------------------------------
     Total                                       $446              $427             $348
----------------------------------------------------------------------------------------------

PRODUCT TYPE:
  Single premium deferred annuities              $248              $231             $112
  Tax sheltered annuities                          84                78               84
  Structured settlement annuities                  74                79              108
  Other annuities                                  23                27               30
  Life insurance                                   17                12               14
----------------------------------------------------------------------------------------------
     Total                                       $446              $427             $348
----------------------------------------------------------------------------------------------

   The increase in sales is primarily due to continued efforts to expand new and existing products and distribution channels. Despite this marketing emphasis, demand for its products is affected by fluctuating interest rates and the relative attractiveness of alternative investment, annuity or insurance products, as well as credit ratings. As a result, there is no assurance that the improved sales trend will continue. Total life insurance in force was $10.7 billion at Dec. 31, 1997 and 1996.

POLICY SURRENDERS

Deferred annuities and universal life products are subject to surrender. Nearly all of F&G Life's surrenderable annuity policies allow a refund of the cash value balance less a surrender charge. The surrender charge varies by product. F&G Life's current product offerings have surrender charges that decline from 9% in the first policy year to 0% by the tenth policy year. Such built-in surrender charges discourage surrender in the early years of a policy.

   Policy surrenders totaled $171 million in 1997, compared with $471 million and $587 million in 1996 and 1995, respectively. Surrender activity decreased significantly due to the coinsurance of the broker SPDA block. At the time of the 1996 Coinsurance Contract, the broker SPDA block had a current account value of approximately $964 million. As of Dec. 31, 1997, surrender activity under the 1996 Coinsurance Contract had reduced the broker SPDA block benefit reserves and the related reinsurance recoverables to $634 million.

ASSET MANAGEMENT-INVESTMENT BANKING
THE JOHN NUVEEN COMPANY

The St. Paul holds a 77% interest in The John Nuveen Company (Nuveen), which comprises the asset management-investment banking segment. Nuveen's core businesses are asset management; the development, marketing and distribution of investment products; and municipal and corporate investment banking services. Nuveen sponsors and markets open-end and closed-end (exchange-traded) funds as well as individual managed accounts. Nuveen also provides municipal and corporate investment banking services and underwrites and trades municipal bonds.

    The following table summarizes Nuveen's key financial data for the last three years:

                                                                 Year ended December 31
(In millions)                                                  1997          1996             1995
--------------------------------------------------------------------------------------------------------
  Revenues                                                     $269          $232             $236
  Expenses                                                      146           114              122
--------------------------------------------------------------------------------------------------------
      Pretax earnings                                           123           118              114
  Minority interest                                             (30)          (26)             (26)
--------------------------------------------------------------------------------------------------------
      The St. Paul's share of pretax earnings                  $ 93          $ 92             $ 88
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
  Assets under management                                   $49,594       $33,191          $33,042
--------------------------------------------------------------------------------------------------------

    Nuveen recorded its third consecutive year of record earnings while at the same time greatly adding to its product line and managed asset base through two major acquisitions. In January 1997, Nuveen completed its purchase of Flagship Resources, Inc., a municipal mutual fund sponsor and asset manager, for cash and preferred stock with a value of approximately $72 million. The addition of Flagship expanded the range of municipal investments offered to investors and added over $4 billion to assets under management. In September 1997, Nuveen acquired Rittenhouse Financial Services, Inc., an equity and balanced account management firm serving affluent investors, for $147 million. Rittenhouse added $9 billion to Nuveen's managed assets.

    The 16% increase in Nuveen's total revenues was largely due to growth in investment advisory fees resulting from the managed assets acquired during the year. Those fees totaled $223 million in 1997, 20% higher than comparable 1996 fees of $186 million. Demand for municipal mutual funds and tax-free unit investment trusts remained low in 1997 due to competition from strong equity markets and investor concerns about the potential impact of an expanding economy and the direction of interest rates. The 28% increase in Nuveen's expenses for the year reflected the impact of the Flagship and Rittenhouse acquisitions, and increased advertising and promotional expenses associated with the launch of Nuveen's equity and balanced mutual funds early in the year.

    Assets under management of $49.59 billion at the end of 1997 included $26.12 billion of exchange-traded products, $11.85 billion of mutual funds and $11.62 billion of managed accounts. Equity securities accounted for approximately 23% of Nuveen's total managed assets.

    Nuveen utilized a portion of its capital resources to make sizable repurchases of its common shares in both 1997 and 1996. Shares repurchased in 1997 and 1996, respectively, totaled 1.8 million and 3.8 million, for total costs of $55 million and $101 million. The repurchases were proportioned between our holdings and those of minority shareholders to maintain our ownership interest in Nuveen. Our total proceeds from Nuveen's repurchases were $41 million and $74 million in 1997 and 1996, respectively.

1996 VS. 1995

Nuveen's pretax earnings in 1996 were slightly higher than comparable 1995 earnings, reflecting the success of expense reduction efforts which more than offset a $4 million decline in revenues. Investment advisory fees grew by $3 million in 1996 but profits recognized on securities held for sale were down $5 million due to a generally less favorable interest rate environment in 1996. Assets under management did not grow appreciably in 1996, as the strong stock market and uncertainty about interest rate movements dampened investor interest in tax-free investment products.

THE ST. PAUL COMPANIES
CAPITAL RESOURCES

Capital resources represent those funds deployed or available to be deployed to support The St. Paul's business operations and consist of shareholders' equity, debt and capital securities. The following table summarizes capital resources at the end of 1997 and 1996:

                                                              December 31
(In millions)                                            1997              1996
-----------------------------------------------------------------------------------
Shareholders' equity:
  Common equity:
   Common stock and retained earnings                  $5,777            $4,993
   Unrealized appreciation
     of investments and other                             814               638
-----------------------------------------------------------------------------------
     Total common shareholders' equity                  6,591             5,631
  Preferred shareholders' equity                           17               216
-----------------------------------------------------------------------------------
     Total shareholders' equity                         6,608             5,847
Debt                                                    1,304             1,171
Company-obligated mandatorily redeemable
   preferred securities of subsidiaries                   503               307
-----------------------------------------------------------------------------------
     Total capitalization                              $8,415            $7,325
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Ratio of debt to
   total capitalization                                   15%               16%
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

    Total shareholders' equity grew to $6.6 billion at the end of 1997, an increase of $761 million from the end of 1996, which primarily resulted from The St. Paul's net income of $929 million in 1997. The after-tax unrealized appreciation of The St. Paul's investment portfolio increased $166 million over year-end 1996.

    Debt outstanding increased by $133 million in 1997, due in part to $85 million of debt issued by Nuveen to purchase securities for its investment products and for general corporate purposes. The St. Paul also issued $82 million of medium-term notes in 1997 under a shelf registration statement filed with the Securities and Exchange Commission. At the end of 1997, medium-term notes outstanding totaled $512 million, comprising 39% of consolidated debt.

    Also contributing to the increase in debt outstanding at the end of 1997 was $35 million of new borrowings under The St. Paul's standby credit facility. These funds were used to refinance outstanding receivables related to an insurance premium finance company acquired at the end of 1997. The St. Paul funded the maturity of its $100 million, 9-3/8% notes in June 1997 through the issuance of commercial paper and medium-term notes.

    In December 1996, January 1997 and July 1997, three special-purpose trusts wholly-owned by The St. Paul issued a total of $300 million of company-obligated mandatorily redeemable preferred capital securities. Proceeds from the first two issuances, totaling $200 million, were used to redeem an issue of convertible exchangeable preferred stock issued by USF&G Corporation. Proceeds from the third issuance were used to repay intercompany loans and balances outstanding under a standby credit facility.

    In December 1997, The St. Paul acquired TITAN Holdings, Inc. (Titan), a property-liability company in San Antonio, Texas, for a total cost of $259 million, including debt assumed. The Titan purchase was financed through the issuance of debt and common stock.

    The St. Paul's other major capital outlays in 1997 included $198 million for common and preferred dividend payments to shareholders and $128 million for common share repurchases. The John Nuveen Company made two significant acquisitions in 1997 for a total cost of approximately $219 million, which was funded through a combination of internally generated funds and, to a lesser extent, the issuance of preferred securities.

   In 1996, common shares were issued to redeem all of USF&G Corporation's outstanding $10.25 Series B Cumulative Convertible Preferred Stock. The St. Paul repurchased $39 million of USF&G Corporation's Zero Coupon Convertible Notes in 1996 through the use of corporate cash and borrowings under a credit facility. Also in 1996, The St. Paul purchased Northbrook Holdings, Inc. from Allstate Insurance Company for approximately $190 million in cash from internally generated sources. Shareholder dividend payments totaled $200 million in 1996, and common share repurchases totaled $225 million.

LIQUIDITY

Liquidity refers to The St. Paul's ability to generate sufficient cash flows to meet the short- and long-term cash requirements of its business operations. The property-liability underwriting operations' short-term cash needs primarily consist of paying insurance loss and loss adjustment expenses and day-to-day operating expenses. Those needs are met through cash receipts from operations, which consist primarily of insurance premiums collected and investment income. The investment portfolio is also a source of liquidity, through the sale of readily marketable fixed maturities, equity securities and short-term investments, as well as longer-term investments which have appreciated in value. The net positive cash flows from underwriting and investment activities are used to build the investment portfolio and thereby increase future investment income.

   The life insurance segment's cash flows consist of deposits and withdrawals of universal life and investment products, such as annuities, which are classified as financing activities in The St. Paul's consolidated statements of cash flows.

   The St. Paul believes its long-term liquidity requirements beyond 1998 will be adequately funded by operational cash flows because of the nature of its underwriting operations, in which premiums are collected and invested in most cases before related losses are paid. However, the company's financial strength and relatively conservative level of debt provide it with the flexibility and capacity to obtain funds externally through debt or equity financings.

   Cash flows from operations were $848 million in 1997, compared with $1.3 billion in both 1996 and 1995. Operational cash flows in 1997 were down from 1996 and 1995 levels, reflecting the impact of insurance loss and loss expense payments growing at a faster rate than written premiums. Cash flows in 1997 were also impacted by the increase in loss payments resulting from the runoff of Northbrook loss reserves acquired in 1996. The St. Paul made payments of $54 million in 1997 pursuant to certain commitments in the agreement to sell Minet to Aon Corporation.

   Operational cash flows on a consolidated basis in each of the last three years have been more than adequate to meet the liquidity requirements for each of the business segments.

   The St. Paul is currently not aware of any current recommendations by regulatory authorities that, if implemented, might have a material impact on its liquidity, capital resources or operations.

THE ST. PAUL COMPANIES
EXPOSURES TO MARKET RISK

INTEREST RATE RISK - The St. Paul's exposure to market risk for changes in interest rates is concentrated in its investment portfolio and, to a lesser extent, its debt obligations. This exposure is monitored through periodic reviews of asset and liability positions. Estimates of cash flows, as well as the impact of interest rate fluctuations relating to the investment portfolio and insurance reserves, are modeled and reviewed quarterly.

   The following table provides information as of Dec. 31, 1997 about The St. Paul's financial instruments that are sensitive to interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Actual cash flows may differ from those stated as a result of calls and prepayments. The St. Paul has assumed that its "available-for-sale" securities are similar enough to aggregate those securities for purposes of this disclosure.

(In millions)                                        December 31, 1997
----------------------------------------------------------------------------------------
                                                                       Weighted
                                          Principal                     Average
                                          Cash Flows              Interest Rate
----------------------------------------------------------------------------------------
FIXED MATURITIES AND
SHORT-TERM INVESTMENTS
1998                                      $  2,344                      7.0%
1999                                         1,894                      7.4
2000                                         1,668                      7.8
2001                                         2,123                      7.4
2002                                         2,082                      7.2
Thereafter                                  10,667                      6.9
----------------------------------------------------------------------------------------
Total                                     $ 20,778
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Market value at Dec. 31, 1997             $ 21,916
----------------------------------------------------------------------------------------


MEDIUM-TERM NOTES,
ZERO COUPON NOTES AND
SENIOR NOTES
1998                                      $    170                      7.1%
1999                                            20                      7.6
2000                                             -                        -
2001                                           196                      8.1
2002                                            49                      7.5
Thereafter                                     628                      5.0
----------------------------------------------------------------------------------------
Total                                     $  1,063
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Fair value at Dec. 31, 1997               $  1,039
----------------------------------------------------------------------------------------

FOREIGN CURRENCY EXPOSURE- The St. Paul's exposure to market risk for changes in foreign exchange rates is concentrated in its invested assets denominated in foreign currencies, which are predominantly British pounds sterling. Cash flows from foreign operations are the primary source of funds for the purchase of these investments. These investments are purchased to hedge insurance reserves and other liabilities denominated in the same currency, effectively reducing foreign currency exchange rate exposure.

   The following table provides information about The St. Paul's fixed maturity and short-term investments denominated in British pounds sterling and presents such information in U.S. dollar equivalents. The table presents principal cash flows, related weighted-average interest rates by expected maturity dates and the quoted forward foreign currency exchange rates on available forward contracts as of Dec. 31, 1997.


(In millions)                                    December 31, 1997
---------------------------------------------------------------------------------------------------------------
                                                                                            Forward
                                                                     Weighted               Foreign
                                            Principal                Average                Currency
                                            Cash                     Interest               Exchange
                                            Flows                    Rate                   Rate
---------------------------------------------------------------------------------------------------------------
FIXED MATURITIES AND
SHORT-TERM INVESTMENTS
British pounds sterling:
1998                                        $ 39                       7.6%                  1.620
1999                                          57                       6.1                   1.607
2000                                          59                       8.9                   1.602
2001                                          71                       8.5                   1.597
2002                                         103                       7.1                   1.591
Thereafter                                   279                       7.8                 Various
---------------------------------------------------------------------------------------------------------------
Total                                       $608
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Market value
at Dec. 31, 1997                            $633
---------------------------------------------------------------------------------------------------------------

EQUITY PRICE RISK - The St. Paul's portfolio of marketable equity securities, which is carried on the balance sheet at market value, has exposure to price risk. This risk is defined as the potential loss in market value resulting from an adverse change in prices. The St. Paul's objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of modeling techniques. Holdings are diversified across industries, and concentrations in any one company or industry are limited by parameters established by senior management.

   The St. Paul's portfolio of venture capital investments also has exposure to market risk, primarily relating to the viability of the various entities in which it has invested. These investments by their nature involve more risk than other investments, and The St. Paul actively manages its market risk in a variety of ways. First, a comparatively small amount of funds are allocated to venture capital. At the end of 1997, the cost of these investments accounted for only 2% of total invested assets. Second, investments are diversified to avoid concentration of risk in a particular industry. Third, The St. Paul performs extensive research prior to investing in a new venture to gauge prospects for success. Fourth, it takes an active role in the management of most of the entities in which it has invested. Finally, The St. Paul generally sells its holdings in these firms soon after they become publicly traded, thereby reducing exposure to further market risk.

   The combined total of realized and change in unrealized investment gains and losses (total investment gains) of The St. Paul's equity and venture capital portfolios was $282 million, $485 million and $285 million in 1997, 1996 and 1995, respectively. No quarterly declines in total investment gains of the equity and venture capital portfolios have occurred in any of these three years, except for an insignificant decline in the first quarter of 1997.

YEAR 2000 ISSUES

Many computer systems in the world have the potential of being disrupted at the turn of the century due to programming limitations that may cause them to recognize the two-digit year code of "00" as the year 1900, instead of 2000. For several years, The St. Paul has been evaluating its financial and operational computer systems to determine the impact of the "Year 2000" issue on those systems. With the completion of the merger with USF&G Corporation, The St. Paul has further evaluated USF&G's activities to become "Year 2000" compliant. The St. Paul has developed and implemented plans to address the required system modifications, and does not expect the financial impact of making these modifications to be material to its results of operations, cash flows or consolidated financial position.

   The St. Paul also faces potential Year 2000 losses stemming from coverages offered in insurance policies it has sold to customers. In some instances, coverage is not provided under the insurance policies, while in other instances, coverage may be provided under certain circumstances. The company continues to assess its exposure to insurance claims arising from those coverages, and it is taking a number of actions to address that exposure, including individual risk evaluation and classification of high hazard exposures. Currently, The St. Paul does not believe that such claims will be material to its results of operations, cash flows or consolidated financial position.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for transfers and servicing of receivables and other financial assets and extinguishments of liabilities. As issued, the standard was effective for transactions occurring after Dec. 31, 1996, and was to be applied prospectively. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," was issued in December 1996, and deferred for one year both the criteria for determination of a sale versus a secured borrowing for certain transactions, and new accounting standards for assets transferred as collateral. Once adopted for transactions occurring after Dec. 31, 1997, SFAS No. 125 will impact our accounting for participation in securities lending programs as well as for assets pledged as collateral; however this impact will primarily be limited to reclassification on the consolidated balance sheet.

In December 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The SOP provides guidance for determining when a liability should be recognized for guaranty fund and other insurance-related assessments and on the measurement of that liability. It also provides guidance on when an asset should be recognized for a portion or all of the liability or paid assessment that can be recovered through premium tax offsets of policy surcharges. The SOP is effective for fiscal years beginning after December 31, 1998. The St. Paul currently intends to adopt the provisions of the SOP in the first quarter of 1999. The cumulative effect of adopting the SOP may be material to The St. Paul's results of operations in the period it is adopted; however, The St. Paul cannot at this time reasonably estimate the amount of that cumulative effect.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in benefits obligations and fair values of plan assets, and eliminates certain disclosures currently required. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The St. Paul will adopt the provisions of SFAS No. 132 for its 1998 annual financial statements. This adoption is not expected to materially change The St. Paul's current pension and postretirement disclosures, and will have no impact on net income in 1998 and succeeding years.

In March 1998, the AICPA issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance for determining when computer software developed or obtained for internal use should be capitalized. It also provides guidance on the amortization of capitalized costs and the recognition of impairment. The SOP is effective for fiscal years beginning after December 31, 1998. The St. Paul intends to adopt the provisions of the SOP in the first quarter of 1999. The St. Paul cannot at this time estimate the potential impact of this SOP on its financial position or results of operations in the period it is adopted.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 1999, and prohibits retroactive application to financial statements of prior periods. The St. Paul currently intends to implement the provisions of SFAS No. 133 in the first quarter of the year 2000. The St. Paul currently has limited involvement with derivative instruments, primarily for purposes of hedging against fluctuations in interest rates. The St. Paul cannot at this time reasonably estimate the potential impact of this adoption on its financial position or results of operations for future periods.


FORWARD-LOOKING STATEMENT DISCLOSURE

   This report contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements of current condition. Words such as expects, anticipates, intends, plans, believes, seeks or estimates, or variations of such words, and similar expressions are also intended to identify forward-looking statements. In light of the risks and uncertainties inherent in future projections, many of which are beyond our control, actual results could differ materially from those in the forward-looking statements. These statements should not be regarded as a representation that the objectives will be achieved. Risks and uncertainties include, but are not limited to, the following: general economic conditions including changes in interest rates and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; changes in the demand for, pricing of, or supply of reinsurance or insurance; catastrophic events of unanticipated frequency or severity; loss of significant customers; judicial decisions and rulings; and various other matters. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Summary of Selected Financial Data
(In millions, except per share data)

                                                                   Twelve Months Ended December 31
                                                            ---------------------------------------------
Consolidated                                      1997           1996           1995            1994           1993
------------                                   ----------     ----------     ----------      ----------    ----------
  Revenues from continuing operations           $9,623          9,232          8,515            7,678         7,474

  Income from continuing operations               $997            840            768              728           667

Per common share data:
----------------------

  Income from continuing operations              $3.96           3.26           2.96             2.85          2.66

  Cash dividends declared                        $0.94           0.88           0.80             0.75          0.70


Other selected financial data
(As of December 31):
-----------------------------

  Total assets                                 $37,359         35,146         33,238           30,200        30,120

  Debt                                          $1,304          1,171          1,304            1,244         1,267

  Capital securities                              $503            307            207                -             -

                                           EXHIBIT INDEX
                                           -------------

Exhibit
-------
(11)    Statement re computation of per share earnings ...................   (1)

(12)    Statement re computation of ratios................................   (1)

(23)    Consents of experts and counsel....................................  (1)

        a) Consent of KPMG Peat Marwick LLP................................  (1)
        b) Consent of Ernst & Young LLP....................................  (1)

(27)    Financial Data Schedule

       (1) Filed electronically herewith.